                            BEFORE THE NEW YORK STATE
                            PUBLIC SERVICE COMMISSION


--------------------------------------------------x

In the Matter of Consolidated Edison Company      :
of New York, Inc.'s plans for (1) electric rate/
restructuring pursuant to Opinion No. 96-12,      :
and (2) the formation of a holding company
pursuant to PSL, Sections 70, 108 and 110, and    :
certain related transactions.

      PSC Case No. 96-E-0897                      :

--------------------------------------------------x







                           AGREEMENT AND SETTLEMENT














Dated:  March 12, 1997

                              TABLE OF CONTENTS


I. INTRODUCTION________________________________________________________1

  1. The Commission's May 20, 1996 Order_______________________________1

  a. Procedural History and Background_________________________________1

  b. The Requirements of the May 20, 1996 Order________________________2

  c. Con Edison's October 1, 1996 Filing_______________________________3

  2. Negotiations Among The Parties____________________________________3

II. RATE PLAN__________________________________________________________4

  Objectives and Time Period Covered___________________________________4

Paragraph 1____________________________________________________________4

Paragraph 2____________________________________________________________4

Paragraph 3____________________________________________________________4

  Rate and Revenue Levels______________________________________________5

Paragraph 4____________________________________________________________5

Paragraph 5____________________________________________________________6

Paragraph 6____________________________________________________________6

Paragraph 7____________________________________________________________7

  Applicability of Case 94-E-0334 Settlement Agreement_________________7

Paragraph 8____________________________________________________________7

Paragraph 9____________________________________________________________7

  Pensions/OPEBs and Exceptions to Base Rate Freeze____________________9

Paragraph 10___________________________________________________________9

Paragraph 11___________________________________________________________9

Paragraph 12__________________________________________________________11

  Disposition of Strandable Costs_____________________________________12

Paragraph 13__________________________________________________________12

Paragraph 14__________________________________________________________14

Paragraph 15__________________________________________________________16

  Comprehensive Nature of Settlement Agreement________________________17

Paragraph 16__________________________________________________________17

  Reporting___________________________________________________________18

Paragraph 17___________________________________________________________18

Calculation and Disposition of Certain Earnings________________________18 Paragraph 18___________________________________________________________18

Rate Design and Revenue Allocation_____________________________________18

  19. Case 94-E-0334 Rate Design Changes_______________________________18

  20. Unbundled Tariffs________________________________________________19

  21. Residential Time-of-Use Rates____________________________________20

  22. Industrial Employment Growth_____________________________________20

  23. Low Income Rate Program__________________________________________21

  24. RY1 Through RY5 Tariffs Implementing This Agreement______________21

  25. Rate Design Flexibility_________________________________________21

  26. System Benefits Charge Program__________________________________22
  27. Miscellaneous Rate Provisions___________________________________23

  28. Economic Development Rate Programs______________________________24

  29. Retail Access Tariff and Retail Access Regulation_______________24

  30. Regulatory Reform, Customer Operations Procedures, and Classification of Facilities____________________________________________________25

  31. NYPA____________________________________________________________27

  (i) Revenue Deficiency Under the 1994 Cost-of-Service Study_________27

  (ii)In-City Generation Capacity_____________________________________28

  (iii)Application of Transportation/Delivery Charge__________________28

   (iv)_______________________________________________________________29

   32.  Fuel Adjustment Clause_____________________________________   29

  33. Customer Service and Electric Service Reliability Incentives____31

III. RETAIL ACCESS PROGRAM____________________________________________31

  Objectives and Phase-in Target Dates________________________________31

Paragraph 1___________________________________________________________31

Paragraph 2___________________________________________________________32

Paragraph 3___________________________________________________________32

Paragraph 4___________________________________________________________32

Paragraph 5___________________________________________________________33

  Retail Access Prior to A Fully Operational ISO______________________33

Paragraph 6___________________________________________________________33

Paragraph 7___________________________________________________________34

Paragraph 8___________________________________________________________34

  Retail Access After A Fully Operational ISO_________________________35

Paragraph 9___________________________________________________________35

Paragraph 10__________________________________________________________35

Paragraph 11__________________________________________________________35

IV. DIVESTITURE_______________________________________________________36

  1. Requirements for Divestiture_____________________________________36

  2.  Divestiture Parameters and Methodology__________________________37

  3. Divestiture Plan Procedures______________________________________37

  4. Post-Rate Plan Period____________________________________________38

V. CORPORATE STRUCTURE________________________________________________38

  1. Formation of Holding Company_____________________________________38

  2. Functional Unbundling____________________________________________39

  3. The RegCo________________________________________________________39

  4. Affiliate Relations - In General_________________________________40

  5. Transfer of Assets_______________________________________________41

  6. Personnel________________________________________________________41

  7. Provision of Services and Goods__________________________________42

  8. Maintaining Financial Integrity__________________________________43

  9. Standards of Competitive Conduct_________________________________44

  10. Access to Books and Records and Reports_________________________45

  11. Independent Auditor_____________________________________________46

  12. Royalty_________________________________________________________46

  13. Miscellaneous___________________________________________________46

VI. RESTRUCTURING-RELATED ACTIONS_____________________________________47

VII. CUSTOMER EDUCATION PROGRAM_______________________________________48

VIII. MISCELLANEOUS___________________________________________________49

  1. Provisions Not Separable:  Effect of Commission Modifications____49

  2. Provisions Not Precedent_________________________________________49




Appendix A - Miscellaneous Tariff Changes


Appendix B - SBC Amounts


Appendix C -  Other Rate Changes
Appendix D - 25 Cycle System

Appendix E - NYPA Load


Appendix F - Fuel Targets


Appendix G - Service/Reliability Incentives


Appendix H - Corporate Structure


Appendix I - Cost Guidelines

Appendix J - Privilege

                           BEFORE THE NEW YORK STATE
                           PUBLIC SERVICE COMMISSION

-------------------------------------------------------------x
In the Matter of Consolidated Edison Company     :
of New York, Inc.'s plans for (1) electric rate/
restructuring pursuant to Opinion No. 96-12,         :
and (2) the formation of a holding company
pursuant to PSL, Sections 70, 108 and 110, and     :
certain related transactions.
                                             :
      P.S.C. Case No. 96-E-0897
-------------------------------------------------------------x


                           AGREEMENT AND SETTLEMENT

I.    INTRODUCTION

      1.    The Commission's May 20, 1996 Order

      a.    Procedural History and Background

            In 1993, the Public Service Commission (the "Commission") initiated a proceeding aimed at addressing numerous issues related to potential competition in the regulated energy markets in New York State. Case 93-M-0229, Proceeding on Motion of the Commission to Address Competitive Opportunities Available to Customers of Electric and Gas Service and Develop Criteria for Utility Responses, Order Instituting Proceeding (March 19, 1993) (changed to Case 94-E-0952, by order dated November 30, 1994, to reflect new focus on electric service) (the "COB proceeding").

            On July 11, 1994, the Commission issued its Opinion and Order Regarding Flexible Rates, Opinion No. 94-15, Case 93-M-0229 (July 11, 1994). In the July 11, 1994 order, the Commission announced "a possible second phase of this proceeding: an investigation into the appropriate market structure and regulatory regime for the future." Id. at 32.

            On August 9, 1994, the Commission instituted phase II of the COB proceeding, Order Instituting Phase II of Proceeding, Case 93-M-0229 (August 9,
1994). This phase of the COB proceeding was intended "to identify regulatory and ratemaking practices that will assist in the transition to a more competitive electric industry designed to increase efficiency in the provision of electricity while maintaining safety, environmental, affordability, and service quality goals." Id. at 1-2. Parties to phase II of the COB proceeding were urged to work together to "examine issues related to the establishment of a fully efficient wholesale market for electricity and any pricing reforms necessary to reflect those market efficiencies in retail customer rates." Id. at 3.

            On June 7, 1995, the Commission adopted "final principles" to guide the transition to greater competition in the electric industry. See Opinion No. 95-7, Case 94-E-0952 (June 7, 1995).

            On December 21, 1995, Administrative Law Judge Judith A. Lee and Ronald Liberty, then-Deputy Director of the Energy and Water Division, issued a Recommended Decision addressing implementation of the restructuring principles. On May 20, 1996, the Commission issued its Opinion and Order Regarding Competitive Opportunities for Electric Service, Opinion No. 96-12 ("May 20, 1996 order").


      b.    The Requirements of the May 20, 1996 Order


            The Commission's stated vision for the electric utility industry is "(1) effective competition in the generation and energy services sectors;
(2) reduced prices resulting in improved economic development for the State as a whole; (3) increased consumer choice of supplier and service company;
(4) a system operator that treats all participants fairly and ensures reliable service; (5) a provider of last resort for all consumers and the continuation of a means to fund necessary public policy programs; (6) ample and accurate information for consumers to use in making informed decisions; and (7) the availability of information that permits adequate oversight of the market to ensure its fair operation." Id. at 24-25. In its May 20, 1996 order, the Commission directed Consolidated Edison Company of New York, Inc. ("Con Edison" or "the Company") and four other electric utilities to each file a rate/restructuring plan consistent with the Commission's policy and vision for increased competition. Id. at 74-75; see also id. at 92.

            The Commission stated that these utility plans "should address, at a minimum," matters including "(1) the structure of the utility both in the short and long term, . . . a description of how that structure complies with our vision and, in cases where divestiture is not proposed, effective mechanisms that adequately address resulting market power concerns; (2) a schedule for the introduction of retail access to all of the utility's customers, and a set of unbundled tariffs that is consistent with the retail access program; (3) a rate plan to be effective for a significant portion of the transition" and numerous other issues relating to strandable costs, load pockets, energy services, and a system benefits charge. Id. at 75-76, 90.

            In addition, the Commission directed the utilities to collaborate with the Department of Public Service Staff ("Staff") and other interested parties to "accomplish technical studies" on subjects including load pockets, market prices, energy services companies and reporting requirements. Collaborative efforts were also directed on public educational forums and on "necessary FERC filings," which have centered on development of the Independent System Operator and Power Exchange. Id. at 63-64.

      c.    Con Edison's October 1, 1996 Filing


            On October 1, 1996, Con Edison filed a rate/restructuring plan in response to the May 20, 1996 order (the "October 1, 1996 plan"). The October 1, 1996 plan proposed a transition to a competitive electric market, including a plan for retail competition, a multi-year rate plan, and a corporate reorganization into a holding company structure.

      2.    Negotiations Among The Parties


            The  Commission  established  Case 96-E-0897 to examine Con Edison's plan, and the Hon. Judith A. Lee was appointed as presiding Administrative Law Judge. Nearly 70 parties intervened and about 40 actively participated in the proceeding. By Order Establishing Procedures and Schedule (issued October 9, 1996 as a one- Commissioner order and confirmed by the full Commission on October 24, 1996) ("the October 9 order"), the Commission established a schedule for this proceeding. Stating that "a negotiated outcome is preferable to a litigated outcome," the Commission stated that "discussions and negotiations among the parties are strongly encouraged" and established a "90-day [negotiating] period." Id., p. 3. To facilitate negotiations, the Commission's October 9 order waived certain of its settlement guidelines (Id.; Case 90-M-0255, Settlement and Stipulation Agreements, Opinion No. 92-2, issued March 24, 1992).

            Over the period of October 15 to December 20, 1996, Con Edison conducted a series of twelve "technical" meetings with the parties to this proceeding at which the Company provided detailed presentations on its October 1, 1996 plan, provided supporting data, and answered parties' questions and listened to their observations and concerns. Also during this period, the parties conducted extensive discovery of Con Edison. Following notice of impending settlement negotiations filed with the Secretary of the Commission and sent to all parties, Con Edison and the parties, including Staff, began settlement negotiations on November 20, 1996 to determine whether they could reach accord on a negotiated settlement of the issues presented by the Commission's vision for the electric industry and Con Edison's plan. All-party negotiation conferences were conducted on November 20, 22, 26, December 6 and 11, 1996, and February 25, 1997, and numerous other conferences among various parties were conducted as well.

            On November 4 and 26, and December 16, 1996, Judge Lee conducted procedural conferences at which the parties, inter alia, reported on the progress of settlement negotiations. At these conferences, the Judge monitored the progress of the parties to assure compliance with the scheduling mileposts of the Commission's October 9 order. The Secretary of the Commission subsequently issued notice of various extensions of the negotiating period to facilitate settlement negotiations. In her December 20, 1996 Notice, Judge Lee stated that it was the "Commission's explicit preference for a negotiated resolution of this proceeding instead of a litigated outcome" and urged the parties "to continue to make good faith efforts to reach a settlement, if at all possible." Case 96-E-0897, Procedural Ruling, December 20, 1996, pp. 2-3.

            On January 16, 1997, the Company and Staff informed the parties that they had made significant progress in resolving the issues to this case and that they were seeking to prepare a detailed settlement proposal. Following submission and discussion of that detailed proposal, the undersigned have agreed to settle the issues in this case on the terms set forth below.

            The issues involved in this proceeding are complex, and their resolution is likely to have long-term impacts on the New York City metropolitan area, including impacts on the cost of electric service, on the way electricity is provided in Con Edison's service area and on Con Edison's business. Nevertheless, after thorough investigation and discussion, the parties to this settlement have agreed to resolve these complex and vital issues by settlement rather than litigation. The signatories believe that this settlement gives fair consideration to the interests of Con Edison's customers, investors and other stakeholders and will facilitate implementation of the Commission's vision for a competitive electric industry as stated in its May 20, 1996 order.

II.   RATE PLAN

      Objectives and Time Period Covered


1. The Commission's May 20, 1996 order envisioned that a "rate plan" be established "to be effective for a significant portion of the transition." May 20, 1996 order, p. 76. The parties have agreed to the elements of such a "rate plan." The rate plan is designed with several objectives, including the following: to provide ratepayers with meaningful rate reductions during the transition to competition in order to enhance the economic vitality of the service area; to establish reasonable rate and revenue levels over an extended period to facilitate the transition to competition; to provide Con Edison with opportunities to earn reasonable rates of return on shareholder investment required for the development of the electric energy infrastructure in New York City and Westchester County; to resolve difficult rate and rate-related issues arising from the transition, including the rate treatment of "strandable" costs; and to provide the Company with the ability to maintain the integrity and reliability of the electricity supply and delivery systems in its service territory.

2. The rate plan covers the five-year period ending March 31, 2002. The first year of the plan ("RY1") is the twelve months ending March 31, 1998. The second rate year ("RY2") is the twelve months ending March 31, 1999. The third rate year ("RY3") is the twelve months ending March 31, 2000. The fourth rate year ("RY4") is the twelve months ending March 31, 2001. The fifth rate year ("RY5") is the twelve months ending March 31, 2002. The rate plan (Section II. 11, 15, 16) also establishes certain principles to be considered in establishing revenue requirements in the period following RY5.

3. This rate plan covers Con Edison's rates and charges for retail electric sales and for electric delivery services. As currently effective, Con Edison's rates and charges for electric service are contained in Con Edison's Schedule for Electricity Service PSC No. 9 Electricity (this rate schedule and successors thereto are referred to herein as "PSC No. 9" or the "PSC No. 9 rate schedule"); in the PASNY
      No. 4 (FERC No. 96) Delivery Service Rate Schedule Implementing and Part of the Service Agreement between the Power Authority of the State of New York (PASNY) and the Consolidated Edison Company of New York, Inc. (the Company), dated March 10, 1989, for the delivery by the Company of Power and Associated Energy to Authority Public Customers (this rate schedule and successors thereto are referred to herein as "PASNY No. 4" or the "PASNY No. 4 rate schedule"); and in the Economic Development Delivery Service No. 2 (FERC Nos. 92 and 96) Economic Development Delivery Service Rate Schedule Implementing and Part of:
      (1) the "Service Agreement for the Delivery of Power and Energy" between the Power Authority of the State of New York ("PASNY") and the Consolidated Edison Company of New York, Inc. ("the Company"), dated March 10, 1989, for the Delivery by the Company of Power and Associated Energy to Authority Economic Development Customers; (2) the "Agreement for the Delivery of Power and Energy from the James A. FitzPatrick Power Project" between the County of Westchester, acting through the Westchester Public Utility Service Agency and the Company, made April 24, 1987; and (3) the "Agreement between the City of New York and Consolidated Edison Company of New York, Inc. for the Delivery of Power and Energy from the James A. FitzPatrick Nuclear Power Project" between the City of New York, acting through the New York Public Utility Service and the Company, made October 23, 1987 (this rate schedule and successors thereto are referred to herein as "EDDS" or the "EDDS rate schedule"). An additional tariff covering retail access will be established pursuant to Section III of this Agreement.

      Rate and Revenue Levels


4. The rate plan: (i) reduces PSC No. 9 rates and, therefore, the revenues that Con Edison will receive over the five-year period ending March 31, 2002 compared to the level it would receive had the PSC No. 9 schedule in effect as of the date of this rate settlement remained in effect;
      (ii) reallocates revenues from the PSC No. 9 tariff to the PASNY No. 4 tariff to be consistent with cost-of-service indications and the electric rate settlement approved in Case 94-E-0334, Proceeding on
                                                           -------------
      Motion of the Commission as to the Rates, Charges, Rules and
      ------------------------------------------------------------
      Regulations of Consolidated Edison Company of New York, Inc., Opinion
      -----------------------------------------------------------
      No. 95-3, issued April 6, 1995 ("Case 94-E-0334 settlement agreement");
      (iii) implements rate design changes to the PSC No. 9, PASNY No. 4 and EDDS rate schedules in order to implement rate design and revenue allocation provisions of the Case 94-E-0334 settlement agreement and to facilitate the transition to competition; and (iv) provides a framework for the transition to competition. This transition framework addresses mitigation and recovery of stranded costs, allocation of certain cost reductions and benefits that many expect to flow from the transition to competition, encourages the future infrastructure investments essential to support continued electric reliability, makes limited provision for increased costs associated with unanticipated developments possible during the transition, and provides incentives to maintain service quality and reliability during the transition.

5. Rates of all service classes in the PSC No. 9 rate schedule will be reduced under the rate plan. The allocation of these revenue benefits to the rate years covered by the rate plan and to the affected customers, exclusive of any system benefits charges imposed per Section II.26 herein, are set forth in the table below:

                        Revenue Reductions (excl. grt)
                                 ($millions)

P.S.C. No. 9                                              Cumulative Revenue
Customer Group          RY1   RY2    RY3   RY4    RY5   Reduction by end of RY5
--------------          ---   ---    ---   ---    ---   -----------------------
- SC 4 Rate II and 9 -
  Rate II
  revenue reduction      17.4  34.8   52.2  69.6   87.0    261.0
  est. % avg. bill
  reduction               2%    4%     6%    8%     10%
- All other 1
  revenue reduction      23.2  44.2   67.8  91.4   127.4   354.0
  est. % avg. bill
  reduction               0.6%  1.2%   1.8%  2.4%   3.3%
- industrial employment
  growth program          8     8      8      8       8     40.0
  per Section II.22

Total revenue reduction  48.6  87.0   128.0 169.0  222.4   $655
                         ----  ----   ----- -----  -----   -----


6. The rate and revenue benefits reflected in Section II.5 are subject to being increased if two significant sources of ratepayer savings arise during the transition. These are: (i) savings that would be derived from successful implementation of state programs authorizing "securitization" of certain generation and purchased power costs, and
      (ii) savings from the successful implementation of utility tax reform in New York. For example, pending securitization legislation in New York would authorize the Commission to issue rate orders guaranteeing the application of specific utility revenue streams to trusts or other financing vehicles established for the purpose of financing (at lower cost) generation and generation-related assets and liabilities viewed as strandable under a fully competitive electric market. Legislation to reform the method of utility taxation in the state from a revenue-based method to an income-based method has also been under consideration and would be consistent with the need expressed in the May 20, 1996 order (pp. 91-92) to "ease the high tax burdens" in the state. Both securitization and


--------
1 "All other" customer classes in PSC No. 9 rate schedule are Service Classification ("SC") No. 1 (residential and religious), 2 (general-small), 3 (back-up service), 4 - Rates I and III (commercial and industrial-redistribution), 5 (electric traction systems), 6 (public and private street lighting), 7 (residential and religious - heating), 8 (multiple dwelling redistribution), 9 - Rates I and III (general-large), 10 (supplementary service), 12 (multiple dwelling-space heating) and 13 (bulk power-high tension-housing developments).

      tax reform, if implemented, would be
      expected to translate into meaningful savings for utility consumers. Under this settlement agreement, unless otherwise required by law, the financing savings resulting from securitization will be applied to reduce rates for the PSC No. 9 customers other than the customers served under SC Nos. 4 - Rate II and 9 - Rate II. Similarly, tax reform savings, if achieved, are, unless otherwise required by law, anticipated to be applied to the benefit of the customers currently bearing the tax expenses under the Company's rate schedules.


   7. Other than as provided in Sections II. 11, 12, 25, 27 of this settlement agreement, the base rates established in the Company's PSC No. 9, PASNY No. 4, and EDDS rate schedules for RY1 through RY5 in compliance with the Commission order approving this settlement agreement will neither be increased nor decreased prior to April 1, 2002, from the rate levels to be set forth in the rate schedules following Commission approval of this settlement agreement. The Company's "base rates" are the demand, energy and customer charges in the PSC No. 9, PASNY No. 4, EDDS and retail access rate schedules; "base rates" do not include the fuel adjustment (applicable to PSC No. 9), the Statement of Percentage Increase in Rates and Charges (covering revenue and similar taxes), the Statement of Case 96-E-0897 Adjustments (Section II.11 herein) and the system benefits charge (Section II.26 herein). The rate plan precludes the Company from increasing rates due to increased costs or lower sales levels prior to
      April  1,  2002,  except  as  provided  in  Sections  II.  11,  12 of this settlement agreement. The rate plan has the immediate impact of eliminating the $87.1 million electric rate increase filed on October 2, 1996 to implement the Case 94-E-0334 settlement agreement. This disposition of the Case 94-E-0334 settlement agreement equates to an additional estimated total five-year savings to customers of $436 million. The plan also requires the Company to absorb expected inflation through March 31, 2002.

      Applicability of Case 94-E-0334 Settlement Agreement


8. Con Edison's current electric rates are governed by the Case 94-E-0334 settlement agreement. The third year in the Case 94-E-0334 settlement agreement is the twelve months ending March 31, 1998, and the third rate year, therefore, covers the same twelve months as RY1 of the rate plan. As stated in Section II.7, the parties agree that, in light of the rate plan, the provisions of the Case 94-E-0334 settlement agreement prescribing overall electric revenue levels for Con Edison for the twelve months ended March 31, 1998, will be superseded by this settlement agreement. The other provisions of the Case 94-E-0334 settlement agreement (e.g., rate design, incentive mechanisms) will be
                            ----
      implemented as prescribed in Section II.9 below and in Sections II. 19, 31, 32 of this settlement agreement.

9. Implementation of the principal accounting and general ratemaking provisions of the Case 94-E-0334 settlement agreement in RY1 will be as follows:

       (i) the revenue requirement increase for the third rate year (12 months ending March 31, 1998) (Case 94-E-0334 settlement agreement, pp. 14-18) is agreed to be eliminated and all credits and debits recorded in order to implement the ratemaking provisions of the Case 94-E-0334 settlement agreement as of March 31, 1997 will be reversed and the effects of such reversals reflected in income; the Company will provide to Staff journal entries implementing this prescribed accounting within 30 days following Commission approval of this settlement agreement.

       (ii) the revenue per customer clause (Case 94-E-0334 settlement agreement, p. 16 and Appendix C) will be terminated beginning with the month of April 1997.

       (iii)the following expenses required to be reconciled (in full or in part) under the Case 94-E-0334 settlement agreement will no longer be subject to reconciliation beginning with the month of April 1997 (except insofar as reconciliation of them is implemented for the system benefits charge per Section II. 26 herein): demand-side management expenses, independent power production capacity charges, Home Insulation and Energy Conservation Act expenses, pension and other post-employment benefits ("pension/OPEBs") expenses, research and development expenses, renewables expenses and property tax expenses (Case 94-E-0334 settlement agreement, pp. 9-10, 17). Recovery of pensions/OPEBs is subject to Section II.10 of this settlement agreement; recovery of property tax expense is subject to
            Section II.11 of this settlement agreement.

       (iv) the following provisions of the Case 94-E-0334 settlement agreement will not be effective for RY1 of the rate plan or thereafter: the demand-side management incentive, the customer service incentive, the electric service reliability incentive, the earnings calculations provision and the "miscellaneous provisions" provision (Case 94-E-0334 settlement agreement, Sections F, K, L, M and P [except subsection (iv) thereof, "nuclear refueling expense"], respectively).

       (v) the following provisions of the Case 94-E-0334 settlement agreement, as implemented in Section II. 19, 31, 32 of this settlement agreement, will continue in effect in RY1: the electric fuel adjustment, buy back rates and marginal energy costs provision, and the rate design and revenue allocation provision (Case 94-E-0334 settlement agreement, Sections G and H and Appendix D, respectively).

      Pensions/OPEBs and Exceptions to Base Rate Freeze


10. The Commission's policy statement on accounting and ratemaking for pensions/OPEBs was issued in 1993 and scheduled for re-examination beginning in 1998. Case 91-M-0890, Statement of Policy and Order
                                          -----------------------------
      Concerning the Accounting and Ratemaking Treatment for Pensions and
      -------------------------------------------------------------------
      Postretirement Benefits other than Pensions, issued September 7, 1993,
      -------------------------------------------
      p. 5. The parties have considered the application of the policy statement to Con Edison in view of the rate plan. The parties agree that, subject to approval of the settlement agreement by the Commission, effective April 1, 1997, the policy statement will no longer apply to Con Edison's electric, gas and steam rates and to its accounting policies, and the Company may determine to implement the "corridor" approach for pensions/OPEBs in accordance with Statement of Financial Accounting Standards Nos. 87 and 106. Con Edison agrees that during the term of the rate plan, it will fund its pensions/OPEBs expense to the maximum extent possible on a tax-effective basis. Con Edison also intends to manage its pension/OPEB expenses in a manner designed to produce equivalent levels of expense, subject to the implementation of the "corridor," after the rate plan period as if it had still been subject to the Commission's "true-up" policy. The Company's Annual Report to the Commission will contain information regarding pension/OPEB funding and expense levels that will enable Staff to verify that the Company's expense and funding levels are consistent with the foregoing objectives.

11. The Company's PSC No. 9, PASNY No. 4, EDDS and retail access base electric rates are subject to adjustment prior to March 31, 2002 for the following:

          (i) If any law, rule, regulation, order, or other requirement or interpretation (or any repeal or amendment of an existing rule, regulation, order or other requirement) of a state, local or federal government body (including a requirement or interpretation resulting in Con Edison's refunding its tax-exempt debt and including income or other state, local and federal tax and state, local and federal fees and levies but excluding local property tax), results in a change in Con Edison's annual utility costs, compared to the levels in the year ending March 31, 1997, in excess of $7.5 million in any year, Con Edison will defer on its books of account the total effect of all such annual cost changes in excess of $7.5 million, with any such deferrals to be reflected in rates as set forth in this paragraph.

          (ii) Con Edison's local property taxes are estimated to be $525.9 million in RY1, $540.1 million in RY2, $554.6 million in RY3, $569.6 million in RY4, and $585.0 million in RY5. These rate-year estimates will be adjusted for the purposes of this
               subparagraph solely  to  reflect   reductions  in  property taxes
               actually experienced due to the retirement, sale or transfer of generating units. Con Edison will defer on its books of account the full amount of its actual property taxes above these estimated levels(as adjusted as per the preceding sentence), with any such deferrals to be reflected in rates as set set forth in this paragraph. The foregoing excludes the effects of property tax refunds. Eighty-six percent of any property-tax refund received by the Company in the RY1 through RY5 period will be deferred for the benefit of customers;
               the  remaining  14  percent  will beretained by the Company.

          (iii)Con Edison will defer on its books of account and reflect in rates as prescribed by this paragraph the following environmental costs: (i) site investigation and remediation ("SIR") costs for electric operations in excess of $5 million annually (SIR costs are the costs Con Edison incurs to investigate, remediate, or pay damages (including natural resource damages but excluding personal injury damages) with respect to industrial and hazardous waste or contamination, spills, discharges and emissions for which Con Edison is responsible); and (ii) environmental compliance, prevention and improvement costs (excluding SIR costs) in excess of $10 million in annual revenue requirement (i.e., expenses plus carrying charges on capital additions not reflected in the Company's 1997-2001 capital forecast) (these costs are the costs of complying with legislative, regulatory, judicial or other government rules or policies, including consent decrees, related to the environment, and the costs of proactive environmental initiatives not required by law, undertaken either by the Company alone or in conjunction with others to improve the environment). Any costs deferred under this subparagraph will be net of recoveries of these costs under insurance policies or from third parties. Amounts deferred hereunder will not be included as a cost of divestiture (Section IV.2 herein)

          (iv) If in any rate year covered by the rate plan, the GDP Implicit Price Deflator as measured by Blue Chip Economic Indicators increases by an amount greater than four percent, Con Edison will, in such rate year, defer on its books of account an amount equal to the product of the actual experienced percentage increase above 4 percent times the escalation base in effect for that rate year, with such deferred amount to be reflected in rates as set forth in this paragraph. The escalation base in RY1 will be $1,050 million; the escalation base in RY2 through RY5 will be the escalation base in RY1 increased by the actual percentage increase in the GDP Implicit Price Deflator in the succeeding rate year or rate years except that the escalation base will be reduced to reflect reductions in operations and maintenance production expenses due to the retirement, sale or transfer of generating units. Expenses deferred under this subparagraph will be deferred in each succeeding year through RY5 but such succeeding deferrals will be netted against the amount by which escalation in a succeeding or preceding rate year falls below four percent multiplied by the escalation base for that year. If the GDP Implicit Price Deflator is no longer published or is re-constituted so as to make it unusable, a suitable alternative means of inflation measurement will be determined by the Commission.

          (v) Deferrals of extraordinary expenses, including extraordinary operating and maintenance or capital costs, not covered by subparagraphs (i) through
               (iv) above, will be on petition to the Commission and subject to such materiality and other standards as may then apply as per PSC Case No. 94-M-0667, In the Matter of Developing Guidelines
                          --------------------------------------
               for Use in Deferral Accounting in Ratemaking
               --------------------------------------------
               Matters for All Regulated Utilities or other
               -----------------------------------
               Commission determination.

      Amounts deferred on Con Edison's books of account under this paragraph and
      Section II.22 and VI.2 herein, whether they are credits or debits, will be reflected in rates through rate adjustments to be implemented in RY3 and RY5 of the rate plan. Deferred debits or credits remaining on the Company's books after RY5 will be reflected in rates set after March 31, 2002. Interest on deferred debits and credits will be applied at the Commission-determined unadjusted customer deposit rate. Any rate adjustment effective under this paragraph will be implemented pursuant to the "Statement of Case 96-E-0897 Adjustments" to be effective under the Company's rate schedules pursuant to this settlement agreement beginning in RY3. The Statement and changes thereto will be filed with the Commission and annexed to the Company's rate schedules. The Statement will set forth any adjustments to become applicable under this paragraph on a cents per kWhr basis for energy-only service classifications and on a cents per kWhr and kW basis for demand-billed service classifications. Such rate adjustments will be based on each class' relative contribution to total pure base electric revenues; generation related costs will not be allocated to the PASNY No. 9 and EDDS tariffs.

12. If a circumstance occurs which, in the judgment of the Commission, so threatens the Company's economic viability or ability to maintain safe and adequate service as to warrant an exception to this undertaking, Con Edison shall be permitted to file for an increase in base electricity rates at any time under such circumstances. Con Edison may seek a general rate increase should its forecast return on common equity fall below 8 percent (pro-formed to a common equity capitalization of 52 percent).

      The parties recognize that the Commission reserves the authority to act on the level of Con Edison's base electricity rates pursuant to the provisions of the Public Service Law should it determine that intervening circumstances have such a substantial impact upon the range of Con Edison's earnings levels or equity costs envisioned by the agreement as to render the Company's electric rates unjust or unreasonable for the provision of safe and adequate service.

      Disposition of Strandable Costs


13. Strandable costs are "those costs incurred by utilities that may become unrecoverable during the transition from regulation to a competitive market for electricity." May 20, 1996 order, p. 46. Con Edison's October 1, 1996 plan estimated its strandable electric generation costs to range from $4.7 billion to $6.2 billion, with about 60 percent of such costs attributable to costs of required power purchase contracts between Con Edison and non-utility generators ("NUGs"). The parties have not agreed to any estimate of strandable costs but as part of the rate plan have agreed on the rate treatment to be utilized for such costs.

      Con Edison's October 1, 1996 plan maintained that to date the Company had mitigated the ratepayer impacts of strandable costs attributable to NUGs by $2.2 billion and its other generation costs by additional, substantial amounts. The parties have agreed to the following steps toward reducing generation costs under the rate plan:

            (i) In developing the unbundled tariffs prescribed by Section II.20, the revenue reductions set forth in Section II.5 herein will be allocated to the generation component of the applicable PSC No. 9 rates. These reductions reflect the mitigation of generation-related costs borne by ratepayers in the RY1 through RY5 period while additional mitigation of strandable costs is carried out as prescribed in the subparagraphs below.

            (ii) During RY1 through RY5, Con Edison will continue to depreciate its generation plant at the rates prescribed by the Case 94-E-0334 settlement agreement. Con Edison commits, in furtherance of the rate plan, to mitigate strandable costs of its fossil generating units through the application of credits (reductions) to its generation plant balances during the period RY1 through RY5 in a total amount of $350 million above the depreciation accruals authorized by the Case 94-E-0334 settlement agreement. These credits will be recorded as depreciation expense.
                  The specific plant balances to be credited (reduced) will be determined by Con Edison, subject to the Company's commitment to allocate a portion of the $350 million to bring the book value of the Company's steam-electric generating stations (i.e., Waterside and 74th Street), to
                                       -----
                  a level closer to the
                  market value estimated by Con Edison.
                  The parties recognize that absolute precision in furtherance of this objective is impossible and agree that the exercise of reasonable judgment concerning estimation of probable market values will put the Company in compliance with this provision. Con Edison will record the $350 million depreciation expense in RY1 through RY5 as follows: $40 million in RY2, $60 million in RY3, $125 million in RY4, and $125 million in RY5. Con Edison will notify Staff of the plant as to which these depreciation expense accruals are to be made under this subparagraph 30 days prior to the application of such accruals.

            (iii) Mitigation of strandable costs will also be addressed  through the application of 25 percent of the Company's common equity earnings in excess of 12.9 percent (calculated per Section
                  III.18 herein) against generation-related plant balances during the period prescribed in Section II.18.

            (iv) NUG contract cost mitigation efforts will continue in the RY1 through RY5 period and thereafter as per Section II.14 herein. As an additional incentive to mitigate NUG costs during the RY1 through RY5 period, the Company will, subject to Section II.14.(i)(c), retain (a) the full reductions in fixed NUG costs during the five-year period, and (b) thirty percent of reductions in variable NUG costs for a period of eighteen months, resulting from the renegotiation, termination, "buyout" or "buydown" of NUG contracts, exclusive of the financing-related savings resulting from securitization. The Company will petition the Commission to defer costs of contract terminations, "buyout" or "buydown" for recovery pursuant to the parameters set forth in Section II.15(ii) herein. After RY5, the net benefits of any NUG contract renegotiation, termination, "buyout" or "buydown" will be included in the calculation of mitigated amounts as prescribed by Section II.14(i)(a) and, in addition, allocated for ratemaking purposes as follows: 25 percent will be applied to credit (reduce) generation plant balances; 75 percent will be applied directly to rates in a manner to be determined by the Commission.


            (v) The Company commits to mitigate the strandable costs of its IP2 unit through the application of credits (reductions) to its nuclear generation plant balances by $9 million per year in each rate year (RY1 through RY5) above the depreciation
                  accruals   authorized   by  the  Case   94-E-0334   settlement
                  agreement.

            (vi) Section IV of this agreement requires Con Edison to develop and submit a plan for the divestiture of electric generating plant and prescribes a minimum divestiture commitment by Con Edison. The Company will seek to mitigate strandable costs by developing a divestiture plan that yields the maximum sales or transfer price reasonably achievable under such plan. After-tax gains or losses resulting from the divestiture of generation during the rate plan (or the transfer to an affiliate), inclusive of divestiture costs per Section IV of this agreement, will be deferred on the Company's books of account and interest at the Commission-determined unadjusted deposit rate will be applied to such deferrals. Following RY5 (March 31, 2002), Con Edison will reconcile the remaining book cost of plant to the "market values" defined by divestiture (including deferred gains or losses) and the balance thereof (positive or negative) will be reflected in the post-rate plan period rates consistent with Section II.15 below.

14. Consistent with the Commission's order in the COB case, it is the objective of the parties to allow the Company a reasonable opportunity to recover the above-market costs of NUG contracts after RY5, while at the same time putting recovery of a portion of such stranded NUG costs at some reasonable degree of risk. Such recovery would be contingent upon the Company's success in mitigating these stranded costs or, to the extent stranded costs are not reduced or eliminated through mitigation, upon the implementation of the provisions of this settlement agreement intended to carry out the transition to a competitive electricity market.

      Accordingly, the Company would be at risk for the disallowance of the lesser of (i) 10 percent of the actual or then estimated (on a net present value basis) above-market costs in each rate year after RY5 of all of the Company's now existing NUG contracts, and (ii) a maximum total of $300 million (net present value at the end of RY5), subject to the following two provisions:

         (i) The Company will have the following opportunities to mitigate its stranded costs and thereby reduce or eliminate the disallowance risk.

              a. if NUG  contract  costs  are  mitigated  at any time  after the beginning of RY1 (e.g., through successful renegotiation of NUG contracts concluded after, but not prior to, the beginning of
                 RY1), the total reduction in NUG costs after RY5 (other than the 30 percent of mitigated variable NUG costs that may continue to be retained by the Company after RY5 pursuant to
                 Section 13.iv) and 100 percent of reductions in NUG costs subject to flow through to ratepayers during RY1 through RY5 resulting from such mitigation will offset the amount at risk for disallowance; provided, however, that if the stranded costs under a NUG contract are mitigated not for reasons directly or indirectly related to the Company's efforts (including contract enforcement and administration), but for totally unforeseen and unnatural reasons (i.e., the destruction of a plant), such stranded costs would be considered fully mitigated but the resulting savings would not offset the remaining amount at risk. All the Company's NUG contracts would be potential sources of mitigation and NUG costs will be treated as a total, so that mitigation of an amount greater than 10 percent of above-market costs in one contract would be credited against other stranded NUG costs in determining the reduction in the Company's allowance risk.

              b. to the extent payments under NUG contracts are securitized, the financing-related savings are expected to flow to ratepayers and would not offset any amounts at risk for disallowance. If as part of securitization the Company negotiates a buydown of the contract or the NUG contract is terminated through a buy-out, all above-market contract costs, even if securitized, would continue to be considered stranded costs for the purposes of determining the Company's 10 percent disallowance risk, and any reductions in total expected payments under the contract negotiated by the Company would offset any amounts at risk for disallowance.

              c. this settlement  agreement (Section II.13.iv) provides that the
                 Company will retain the benefit of all mitigation in fixed NUG costs achieved during RY1 through RY5 and 30 percent of mitigation in variable NUG costs achieved during RY1 through RY5 for a period of 18 months. The Company will have the option to defer any and all such savings, in order to apply them towards disallowed NUG costs; provided, however, that if it later develops that the Company is able to achieve the 10 percent mitigation target without applying those deferred savings toward mitigation, it may then credit the deferred savings to income.

              d. the   settlement   agreement   provides  for   mitigation   and
                 divestiture of the Company's fossil generating units. Ten percent of the proceeds of divestiture (sale to third parties) of such generation will be applied as an offset to the amount of NUG costs at risk under this paragraph.

              e. the Company would have the option of absorbing  any  ratemaking disallowance after RY5 in a lump-sum amount, with the amount of such absorption (only insofar as it relates to estimation of stranded costs remaining) to be subject to the Commission's approval. The Company would thereafter be permitted to retain all savings resulting from later mitigation efforts up to the lump sum amount absorbed by the Company.

               (ii) For any  amounts  of  stranded  costs  at risk  that are not mitigated or eliminated through the mitigation efforts described in the previous subparagraph (i), the Company will nevertheless be permitted a reasonable opportunity to recover such amounts if the Company makes good faith efforts in implementing provisions of this agreement leading to development of a competitive electric market in the service area. The parties recognize that the development of a competitive electric market will depend to a large extent on developments outside the Company's control, and the Commission's assessment of the Company's efforts will reflect this fact. The Commission would not disallow an opportunity  for
              recovery provided that the Company's efforts were otherwise sufficient. The Commission will consider the Company's actions in the following broad areas: divestiture, retail access, price levels and NUG mitigation. Each of these broad areas contain efforts that the Commission will consider in assessing the Company's success. For divestiture, the Company's development of a comprehensive divestiture plan, the pace and magnitude of the divestiture process, the successful development of a competitive electric market, including development of the ISO, will all be considered. For retail access, the Company's implementation of retail access in relation to the targets set for retail access, including timing regarding the scope and participation in retail access, and the Company's interactions with energy service companies and marketers in the program will be considered as well as the extent to which the Company facilitates the substantial construction of new generation capacity. The Company's success in implementing the affiliate relationship rules of this agreement, without substantial verified (i.e., substantiated) complaints of non-compliance will also be considered. Concerning NUG mitigation, in addition to the quantifiable mitigation addressed in the preceding subparagraph (i), the Company's participation in available programs to securitize above-market payments will also be considered. Regarding price levels, the level of base electric rates in the post-RY5 period will be considered; this consideration will reflect experienced inflation since RY1 and the trend in prices charged by similarly-situated utilities. These activities are illustrative of the steps to be taken towards development of the market, and it is not the parties' expectation that the actions or lack thereof taken as to any single action or category would mean that full allowance or disallowance would result; the intent will be to reasonably assess the Company's actions leading to the transition on a generalized or overall basis.

15. The parties recognize the extensive litigation already conducted and related policy differences over the recovery of strandable costs. In light of the numerous factors and trade-offs reflected in this agreement, and subject to the limitation prescribed by Section II.14 herein, the parties agree that, subject to approval of this settlement agreement by the Commission, Con Edison will be given a reasonable opportunity to recover stranded and strandable costs remaining at March 31, 2002. Parameters under which recovery will be carried out including, where applicable, the time period during which this reasonable opportunity is to be afforded, are as follows:

       (i) charges for all customers served under the PSC No. 9 and retail access tariffs (and for PASNY No. 4 and EDDS customers to the extent set forth in Section II.31 herein) will reflect a non-bypassable charge for the continued collection of generation and generation-related costs as set forth in Sections II.29 and III.7, 11 herein.

      (ii) the recovery period of NUG termination, "buy-out" or "buy-down" costs, if securitized, will be determined by the Commission at the time of securitization, but such recovery is expected to match the life of the securitized bonds. The recovery period of non-securitized NUG termination, "buy-out" or a "buy-down" costs, if any, will also be determined by the Commission, but
            not exceed the life of the specific contract.   The recovery
            period of purchases made under NUG contracts will be the life of the contract.

      (iii) for IP2, in the absence of securitization, the unit's costs, including above-market costs, and decommissioning expense for IP2 and the retired Indian Point No. 1 unit, will be recovered over a period no longer than the end of the unit's license term in the year 2013. Reconciliation of estimated and actual decommissioning costs may be reflected in rates after 2013.

     (iv) for fossil generation, in the absence of securitization, stranded costs remaining after RY5 will be recovered over a period not to exceed the 10-year period ending March 31, 2012.

      (v) recovery of Con Edison's other stranded costs will be over a period to be determined by the Commission.

      (vi) the Company will petition the Appellate Division of the Supreme Court for permission to withdraw its December 24, 1996 appeal in Energy Ass'n of N.Y.S. v. Public Service Commission,
                      -----------------------   -------------------------
            Albany County Index No. 5830-96, with prejudice, following final Commission approval of this agreement (i.e., when any
                                                         ----
            appeals from such approval are exhausted or the time to appeal has expired). Until this petition is granted, the Company will discontinue its appeal to the extent it is able to do so without forfeiting the right to appeal.

      Comprehensive Nature of Settlement Agreement


16. The foregoing reflects the parties' efforts to resolve complex revenue requirement and rate level issues in this proceeding. In this proceeding, the issues involved difficult questions arising from stranded cost recovery as well as issues arising from the corporate restructuring under review in this proceeding, including the issue of the need for and measurement of an imputation of "royalties." In developing the rate plan, the parties intended to develop a comprehensive plan that accounts for both typical revenue-requirement issues such as expected productivity achievement as well as for claims regarding stranded cost recoverability and the payment of "royalties." The rate plan is intended as a permanent and comprehensive resolution of the Company's revenue requirement in RY1 through RY5, of the principles under which stranded and strandable costs will be recovered after RY5 (pursuant to Section II.13-15 herein), and of claims that the Company should record as revenues royalties collected or imputed from its parent, affiliates or subsidiaries both before and after RY5 beyond any amounts specifically required by this settlement agreement. The plan resolves these issues on a basis that will allow the Company to remain under the Statement of Financial Accounting Standards No. 71 requiring regulated companies to follow cost-based ratemaking.

      Reporting


17. The Company will make available to Staff, for its review, unbundled financial statements in the first quarter of 1997. The Company will also report to the Commission Staff, no later than 90 days after the close of each rate year (RY1 through RY5), the utility common equity earnings and supporting computations for the preceding rate year.

      Calculation and Disposition of Certain Earnings

18. The Company will calculate its rate of return on common equity capital following RY1 through RY5. The Company will allocate the revenue equivalent of its earnings in excess of 12.9 percent in any rate year as follows: 50 percent will be retained by the investors; 25 percent will be applied to the benefit of utility customers through rate reductions or as otherwise determined by the Commission; and 25 percent will be applied to the Company's generation plant, as depreciation expense, to reduce plant balances. The earnings for any rate year will be calculated on a per books basis excluding the effects of incentives prescribed by Section II.11(ii), 13(iv) and 32 herein. In calculating earned return to determine if sharing is to be implemented, the Company will include amounts by which its earnings fell below 11.9 percent (excluding the effects of incentives) in any earlier rate year (RY1 through RY4) of this settlement agreement. The Company will not be subject to the earnings sharing prescribed by this paragraph beginning with the first rate year (i) in which the Company has divested (sold to third parties) 50 percent or more of the in-City fossil plants (measured in megawatt-rated capacity) owned by Con Edison as of the date of this settlement agreement (net of later re-ratings or retirements) or (ii) in which 15 percent or more of the service area peak load (excluding load served by NYPA as of the date of this agreement) is supplied by other than Con Edison.


Rate Design and Revenue Allocation

19.   Case 94-E-0334 Rate Design Changes


      The following rate design changes to the PSC No. 9 rates prescribed by the Case 94-E-0334 settlement agreement will be implemented beginning on April 1, 1997 (or the date the Company's tariffs implementing RY1 of this settlement agreement become effective, if later):

      (i) The Case 94-E-0334 settlement agreement (Appendix D, p. 7), prescribes that the customer charge in PSC No. 9 for SC Nos. 1 (residential and religious), 2 (small -general) and 7 (residential and religious-heating) will be gradually increased over a seven-year period. The annual increase of $0.57 per month is to take effect each April 1 through RY5, with the increase in revenues due to the customer-charge increase deducted from the energy charge revenue for the affected service classification. This Case 94-E-0334 settlement provision will continue in effect under the rate plan.

      (ii) The Case 94-E-0334 settlement agreement (Appendix D, pp. 6-7) prescribes that the energy charges in PSC No. 9 for SC No. 4-Rate II (commercial and industrial-redistribution), 8-Rate II (multiple dwellings-redistribution), 9-Rate II (general-large), 12-Rate II, (multiple dwelling space heating) and 13 (bulk power-high tension-housing developments) will be reduced on April 1, 1997 and on April 1, 1998 (if rates were changed at that time pursuant to the Case 94-E-0334 settlement agreement). The reduction in the energy charge would equal 25 percent of the difference between the level of marginal energy costs adopted in Case 94-E-0334 and the level of the energy charge for the affected classes in effect at the time of the Case 94-E-0334 settlement agreement. The reduction in revenues associated with this change would be offset in full by adjusting the generation, transmission and distribution charges in the affected classifications. This Case 94-E-0334 settlement provision will be implemented under the rate plan by implementing the scheduled reduction in energy charges effective April 1, 1997 and April 1, 1998, offsetting the associated revenue reduction in full by increases to the transmission and distribution charges in the affected classification.


20.   Unbundled Tariffs


      Con Edison's October 1, 1996 plan included sample unbundled tariffs for two of its PSC No. 9 service classifications (SC No. 1 - residential and religious and SC No. 9 - general-large). The sample tariffs disaggregate the major cost components of Con Edison's electric system (i.e., generation capacity, energy, transmission and distribution) to provide improved information about the cost structure on which the rates are based. The sample PSC No. 9 tariffs would not permit customers to purchase individual elements of the Company's major cost components. The Company agrees to continue with the process of reformatting its PSC No. 9 rate schedule to reflect the October 1, 1996 approach to "unbundling" or "disaggregating" major cost components to provide improved information to consumers and, on Commission approval of this settlement agreement, will file such unbundled rates for PSC No. 9 rate schedule by January 15, 1998 for all classes to become effective April 1, 1998:

          (i) The unbundled PSC No. 9 rate components will be based on the "1994 Electric Embedded Cost of Service Study" ("1994 embedded cost study") that the Company provided to the parties in this proceeding and will include generation, transmission and distribution components, and per Section II.26 of this settlement agreement, a system benefits component. The unbundled tariffs will be revenue-neutral on a class-by-class basis.

          (ii) The unbundling process begun in this settlement agreement is expected ultimately to lead to customers having the ability to choose from among the unbundled cost elements set forth in the tariffs. The Commission will not be precluded from implementing such service unbundling following approval of this settlement agreement.
            It is the intention of the parties that any such unbundling be consistent with the principle that the purchasers of such unbundled services not be subsidized by the Company or its other customers and that stranded costs resulting from such unbundling be allocated consistent with this no-subsidy principle.


21.   Residential Time-of-Use Rates



      There currently exists a mandatory TOU (time-of-use) rate for large-use residential customers (SC Nos. 1 and 7). The parties agree that the provision of TOU service will be voluntary beginning in October 1997. Before August 31, 1997, the Company will inform mandatory TOU customers that commencing on the anniversary date they first received mandatory TOU service, they will be billed on the conventional rate or, if the customer so requests, on the voluntary TOU rate. The Company will recover the resulting revenue shortfalls either through rate adjustment when shortfalls are experienced or through deferred accounting, but the amounts to be recovered will be reduced by the amount of the late payment charge revenue recovered per Appendix A, Section 2.v herein.


22.   Industrial Employment Growth


      The Company will make provision in SC No. 4 -Rate II (commercial and industrial - redistribution) and SC No. 9 - Rate II (general - large) providing "industrial employment growth" credits, to industrial customers served thereunder. The term "industrial customers" to determine eligibility for the credits will include any mandatory SC No. 4 - Rate II or SC No. 9 Rate II account, other than governmental customers, where 75 percent or more of the account's electric usage is used directly for manufacturing, i.e., the assembly of goods to create a new product, the processing, fabrication or packaging of goods, including biotechnology products, electronic products and recycling; and, research and development by customers having greater than 2,000 workers engaged in research and development in the Con Edison service area. Industrial employment growth credits will not be available to retail establishments, restaurants, hotels, hospitals, schools, cultural, religious or public institutions or customers engaged in provision of services such as financial, insurance, real estate, legal or similar services. Customers taking service under Rider I (Area Development Rate), Rider J (Business Incentive Rate), Rider L (Economic Development Zones) or Rider O (Curtailable Electric Service) will not be eligible for industrial employment growth credits. Customers will not be eligible for industrial employment growth credits until written application for such credits is made by the customer and accepted by the Company. The industrial employment growth credits will, for each customer served thereunder, constitute the equivalent of a twenty-five percent reduction, exclusive of any separately-stated system benefits charge implemented per Section II.26 herein, from the applicable rates and charges under Rate II of SC Nos. 4 and 9 in effect as of the date of this settlement agreement. The Company will provide notice of the availability of this rate to all customers currently served under Rate II of SC 4 and 9.

      The annual revenue reductions reflected in Section II.5 herein for large industrial customers reflect certain assumptions about the numbers of existing PSC No. 9 customers eligible for this program. If the actual revenue shortfall for this program (i.e., the difference in revenues calculated under the applicable rates and charges under Rate II of SC Nos. 4 or 9 in effect as of the date of this settlement agreement and under the applicable industrial employment growth credits) in any rate year (RY 1 through RY5) varies from the revenue reduction level attributable to this program per Section II.5 herein, the variation will be deferred and reflected in the Statement of Case 96-E-0897 Adjustments per Section II.11 herein. In calculating revenue variations under this subparagraph, the Company will exclude revenue variations due to increases in load after a customer commences service under this program, and it will exclude the entire load of customers commencing manufacturing operations in the service territory after the date of this settlement agreement.


23.   Low Income Rate Program


      In its Opinion and Order Approving Settlement in Case 95-E-0964 (Opinion No. 96-6, dated March 27, 1996), the Commission approved a settlement agreement establishing a low-income rate program. The program included a targeted rate component under which the customer charge of certain SC Nos. 1 and 7 customers would remain fixed at $5.00 per month through March 31, 1999 (id. at 2). The parties agree to continue the rate component of the low-income settlement in effect through RY5, following the same revenue-neutrality provisions applicable to the low-income settlement approved in Opinion No. 96-6, and to continue the energy efficiency component of the program through October 1999.

24.   RY1 Through RY5 Tariffs Implementing This Agreement


             Following approval of this agreement, the Company will file individual tariff leaves to cover the rate changes required by this agreement, including changes that will become effective in RY2 through RY5 (the bundled rates filed by the Company will be superseded by the unbundled rates to be filed by January 15, 1998, per Section II.20 herein on April 1, 1998). If additional changes (i.e., changes not required but nevertheless permitted by this agreement) become effective in the RY1 through RY5 period, the Company will conform the rate leaves already on file for the remaining rate years in order to be consistent with the rate plan and with such unanticipated but authorized further changes. The rate leaves in effect as of March 31, 2002 will remain in effect until changed by order of the Commission or by operation of law.


25.   Rate Design Flexibility


      During the term of the agreement, the Company will have the right to seek to change rates in a revenue-neutral manner as set forth herein. All rate changes will be filed with the

Commission and be subject to its approval and be consistent with the terms of the settlement agreement. The changes that may be proposed pursuant to this provision are as follows:

    - Reallocation of revenues among customer groups based on changes in the cost of service not known or foreseen at the time of this settlement agreement
    - Additions, deletions or other changes to rate blocks or seasonal differentials
    - Segmentation of service classes according to consumption levels, load factors, and end-uses
    - Reallocation of revenues within a class between demand, energy and customer charges, as applicable
    -    De minimis rate changes.

            Where the Company is to propose more than one rate change to take effect at approximately the same time, it will, to the extent practicable, combine such proposals in a single filing with the Commission. Nothing herein is intended to preclude the Commission from initiating the rate change proposals covered by this paragraph. Nor is the Company precluded from proposing flexible rate programs pursuant to the Commission's Opinion and Order Authorizing Flexible Rates, Opinion No. 94-15, issued July 11, 1994, and the May 20, 1996 order.


26.   System Benefits Charge Program


      The Commission's May 20, 1996 order (p. 90) stated that "[c]osts required to be spent on necessary environmental and other public policy programs that would not otherwise be recovered in a competitive market will generally be recovered by a non-bypassable system benefits charge." The expenditures reflected in the SBC are for research and development (R&D), energy efficiency, environmental protection, and low income programs that are required or approved by the Commission to be funded by the SBC. In this settlement agreement and subject to prospective modification by the Commission following resolution of the generic system benefits charge proceeding (Case 94-E-0952, et al., Order Modifying Procedure, issued February 6, 1997), expenditure levels for system benefits charge programs will initially be covered in base rates, but they will be non-bypassable in any event. Appendix B shows the costs of the programs in base rates. Staff and the Company support the spending levels for these activities set forth in Appendix B through October 1999 (approximating 1 mill per kwhr).

       R&D: R&D programs that Con Edison is required by law (including orders of the Commission) to conduct (excluding NYSERDA contributions) or that would likely not be funded by the Company in a competitive environment will be recovered in the SBC.

    Energy efficiency:  The Company's  expenditures for demand side
                        management   ("DSM")  as  shown  in  Appendix  B  are  a
                        reasonable   level  through  October  1999.  New  energy
                        efficiency  programs that the Company
                      is required by law
                      (including order of the Commission) to conduct in excess of the expenditure levels shown in Appendix B will be
                      recovered  as  a  surcharge  in  the  SBC.   Unless  the
                      Commission otherwise directs, energy efficiency funds collected by Con Edison will be administered by Con Edison and will be spent on energy efficiency measures in its service area.

      Low income:     The costs of any new, existing  or expanded low income
                      programs, including low-income energy efficiency programs, approved or directed by the Commission will be recovered in the system benefits charge.

     Environmental
     Protection:      The costs of environmental protection programs, as deemed
                      necessary by the Commission, that are not likely to be carried out in a competitive market, including programs designed to mitigate environmental impacts of electric industry restructuring.

      Mechanism:      Costs of programs ordered by the Commission in excess
                      of the amounts shown in Appendix B will be recovered through a non-bypassable SBC surcharge. The SBC formula will be set forth in all rate schedules (PSC
                      No. 9, PASNY No. 4, EDDS and retail access).  The
                      Company may unbundle the current SBC expenditures from base rates in a revenue-neutral manner in its January 15, 1998 filing pursuant to Section II.20 herein. The charge will not be subject to the rate increase limitation established in Section II.7 of this settlement agreement and will be set to cover costs when spending levels are re-set.

                      The Company's expenditures for R&D and for energy efficiency, other than those included in the SBC, will be determined by the Company in its internal budgeting process, and beginning with the calendar year 1998, a demand side management plan will no longer be filed with the Commission. Con Edison will be authorized to pursue both efficient sales growth and sales reduction initiatives utilizing customer-focused and other incentives. The NYPA (PASNY No. 4 and EDDS) SBC component will exclude generation-related costs.


27.   Miscellaneous Rate Provisions


      Con  Edison's  October  1, 1996 plan  contained  rate  proposals  that the
Company  maintained  were  needed  in  order to  facilitate  the  transition  to
competition.   Rate   changes  to
implement  a  minimum   monthly   charge  for
demand-billed customers will be implemented effective April 1, 1998, as provided in Appendix A and rate changes to reflect the unbundling of certain charges will be implemented for Con Edison effective as prescribed in Appendix A hereto. In addition, the Company's October 2, 1996 filing to implement the third-stage of the Case 94-E-0334 settlement agreement contained proposals to institute a new real time pricing program; to modify eligibility rules in the provision of service under Rider J (Business Incentive Rate); and to clarify the PSC No. 9 tariff in respect to demand meter installation procedures and the correction of a cross-reference in the tariff. These Case 94-E-0334 rate proposals will be implemented effective as prescribed in Appendix A hereto. The parties agree to support in principle the Con Edison modified high-tension proposal and DC service proposals, both contained in Con Edison's October 1, 1996 plan and described in Appendix C hereto, when filed after the date of this settlement agreement.

      The Company will explore the development of a hedging program to be made available to full-service customers interested in a full or partial non-adjustable fixed rate for electric service. The Company will report the results of its review and submit any proposals resulting therefrom to the Commission by November 15, 1997.

28.   Economic Development Rate Programs


      The parties agree that electric rates can be useful in promoting economic development, and they have reflected this principle in the allocation of rate reductions in the rate plan. Con Edison's tariffs in effect as of the date of this settlement agreement provide economic-development rate reductions principally pursuant to two location-specific programs, Rider I - Area Development ("ADR") and Rider L Rate Available Under New York State Economic Development Zones Act ("EDZ") and one service-area wide program, Rider J - Business Incentive Rate ("BIR"). The parties have agreed in the context of the rate plan to institute a phase-out of the application of the Company's location-specific rate programs (Riders I and L), and, accordingly, applications under those programs will not be accepted after March 31, 1997. The Company will continue to consider, and will implement on a revenue-neutral basis, new economic development programs developed during the rate plan. The ADR, EDZ and BIR rate programs will be adjusted to provide customers approximately the same level of bill reductions provided under these riders as of the date of this agreement using a combination of the RY1 through RY5 bill reductions provided to all similarly-situated business customers under this agreement and rider-specific bill reductions.


29.   Retail Access Tariff and Retail Access Regulation


      The Company will prepare and file retail access tariffs in order to implement the retail access program set forth in Section III herein, and the provisions of Section III will be considered to be part of this "rate plan." At the outset, the retail access tariffs will include the same number of service classifications, with the same applicability rules for each class, adapted to a retail access program, as set forth in PSC No. 9 for the Company's retail sale of electricity, but Staff and the Company will confer on ways to reduce the number of service classifications and rate programs applicable under the retail access tariffs. Pending such effort, the retail access tariffs will be prepared following the same methods and format utilized in the sample retail access tariffs included in Appendix 9 to the Company's October 1, 1996 plan. The following charges in retail access tariffs will equal the charges set forth in the corresponding PSC No. 9 tariff: customer charge, distribution charge, and transmission charge. As set forth in Section III, the transportation/delivery component of the retail access charge will be set to collect the portion of the generation demand and energy charges set forth in the corresponding PSC No. 9 tariff that are not avoided by the provision of power and energy via the retail access tariffs. Therefore, the transportation/delivery component of the retail access tariff will include the generation and energy charges in effect for the corresponding PSC No. 9 service classification, subject to adjustment as prescribed in Section III herein.

      The Company's retail access tariff will be filed with the Commission and cover all components of the retail access tariff described herein. If the Federal Energy Regulatory Commission ("FERC") should require that the transmission or other component of retail access service be provided under the Company's "open access" tariff under FERC Order 888 or another FERC tariff, the Company and Staff will cooperate in the development of retail access tariffs that carry out the commitments of this settlement agreement. Adjustments will be made in the rates remaining subject to the Commission's jurisdiction to offset any differences (positive or negative) in rate levels for retail access service that are set by FERC compared to the rates provided by this settlement agreement.

      Any generator supplying power on an interstate radial that it paid for directly and for which it continues to directly or indirectly pay the maintenance will not be deemed to be taking transmission service for the use of that line, regardless of the line's ownership. Nor will use of such a radial line incur any charges of any type for transmission service (e.g., transmission service charges).


30.   Regulatory Reform, Customer Operations
      Procedures, and Classification of Facilities


            (i) Legislative action for the prospective repeal of the mandatory purchase requirements of the Public Utility Regulatory Policies Act of 1978 ("PURPA") (16 USCss.824a-3) and Public Service Law Section 66-c (McKinney) is expected as the transition to competition in the electric utility industry is implemented. Implementation of these requirements is a matter of Commission judgment. Case 93-E-0912, Order Denying Petitions For Rehearing, issued
                             -------------------------------------
                  December 27, 1994, pp. 2-4. Therefore, pending repeal of these requirements, and subject to Commission approval of this settlement agreement, Con Edison will be permitted to condition payments under mandated contracts requiring fixed payments for a period longer than one year upon recovery of such payments in rates.

            (ii) Con Edison will not be responsible for the performance of energy service companies ("ESCOs"). Con Edison's ESCO will have the same duties (licensing requirements and load serving entity ["LSE"] duties) as other ESCOs.

            (iii) To facilitate  the Company's  operations  under the rate plan, provisions of Part 11, Part 13, Part 140, and Part 273 of 16 N.Y.C.R.R. and the requirements for a plain language bill format adopted in Case 28080, Order Requiring Gas and Electric Utilities To File Revised Billing Formats (Oct. 31, 1985), are waived to the extent that any such provisions are inconsistent with the Company's ability to:

                   a.  institute non-discriminatory procedures which require
                      an applicant to provide reasonable proof of the
                      applicant's identity as a condition of service;
                   b.  modify its bill content and format in response to
                      industry restructuring; provided, however,  the
                      Company's bills will contain the following:

                      -   an explanation of how bills may be paid
                      -   total charges due
                      -   due date
                      -   unit price of energy consumed or other appropriate
                            itemization of charges (including sales taxes and other informative tax itemization)
                      -   complete name and address of customer
                      -   unique account number or customer number assigned
                            to the customer
                      -   meter readings
                      -   period of time associated with each product or service
                      -   name of entity rendering bill
                      -   local or toll-free telephone number customers may
                            call with inquiries

                   c.  include non-tariffed items in a bill; provided,
                      however, that customer payments are credited first to tariffed items and service cannot be terminated for failure to pay non-tariffed items.

            (iv) Con Edison will be permitted to disclose residential and non-residential customers' current payment status information to other service providers to the extent such information is limited to: whether or not a deposit could be requested from the customers by Con Edison due to delinquency, as defined in 16 NYCRRss.11.12(d)(2) or in 16 NYCRRss.13.1(b)(13), or for any reason provided in 16 NYCRR ss.13.7(a)(1); whether or not a customer could be denied service by Con Edison due to unpaid bills on an existing or prior account; or, whether a customer's service could be terminated by Con Edison, provided that:

                    - such information is to be used by other service providers only for the purposes of determining whether unregulated energy services will be provided to the customer, whether a deposit will be collected from such customer, or for other purposes approved by the Commission;
                    -    ownership of the data remains with Con Edison; and
                    - such information request is made by a service provider in response to a bona fide request from the customer to the service provider for electric service or with other customer consent.

            Changes to Parts 11 and 13 of the Commission's regulations are expected to be made. If changes are not made, the Company may petition for further waiver of such rules.

      (v) The Company will be permitted to accept credit card payments for utility service, provided, however, that any costs imposed on Con Edison associated with the receipt of payment by credit card are to be considered among the general costs of doing business and will not be a separate additional charge to the customers whose payments are made by credit card.

      (vi) In its May 20, 1996 order (p. 73), the Commission expected "filings by each utility" to it and subsequently to FERC "to distinguish and classify transmission and distribution facilities." Con Edison's 138 kV feeders, which radially supply the area substations, are currently classified as transmission facilities in the Company's records. However, these area substations supply only local distribution load within the Company's service area. Therefore, these feeders, along with ancillary equipment, will be reclassified as distribution facilities following approval thereof by the Commission and the FERC. Staff currently supports the Company's position and planned application to FERC.

31.   NYPA


      (i)   Revenue Deficiency Under the 1994 Cost-of-Service Study


Con Edison's 1994 embedded cost study indicates that the rates and charges applicable to the PASNY No. 4 rate schedule should be increased by $22 million annually in order to bring the revenue contribution provided by this service to the overall average return (consistent with the tolerance band) for the Con Edison system. The third year of the Case 94-E-0334 settlement agreement (App. D, p. 3), provides for a $9 million annual increase in NYPA's revenues from delivery service to take effect beginning April 1, 1997. Implementation of the Case 94-E-0334 increase, which will be recovered by Con Edison, will reduce the indicated revenue deficiency to $13 million annually. This $13 million deficiency is addressed in the Memorandum of Agreement on 25 Cycle Service attached hereto as Appendix D.

      (ii)  In-City Generation Capacity


            Section III of this settlement agreement provides for the institution of a retail access program for Con Edison that, among other things, will allow load serving entities ("LSEs") participating in Con Edison's retail access program to supply electricity to retail access customers subject to limitations set forth in Section III. Generally, Section III provides that at the inception of the retail access program, pending the point at which different requirements are prescribed by an Independent System Operator/New York State Reliability Council or other successor entity to the New York Power Pool established to maintain state-wide reliability ("ISO"), LSEs will be permitted (but not required) to supply generation capacity from sources other than Con Edison subject to limitations related to locational generation capacity requirements. For NYPA service delivered by Con Edison via the PASNY No. 4 and EDDS tariffs to customers served by NYPA as of October 1, 1996, NYPA will not be subject to specific locational generation capacity requirements (other than those to which NYPA may be subject pursuant to currently-existing agreements) until local generation capacity requirements are established by an ISO. Additional accounts instituted after October 1, 1996 by a NYPA customer served under the PASNY No. 4 tariff as of that date (other than non-government-use accounts and accounts transferred to the PASNY No. 4 tariff from the PSC No. 9 tariff, EDDS tariff or retail access tariff) will not be deemed to be customers as to which service was instituted after October 1, 1996 under this subparagraph. Locational requirements applicable to LSEs will be applicable to any new customers that NYPA seeks to serve under the PASNY No. 4 or EDDS tariffs. If and to the extent NYPA is required to comply with locational requirements established by an ISO, and Con Edison sells capacity to NYPA in order to allow NYPA to comply with that requirement, Con Edison will credit the fuel adjustment with the net benefits of such sales and not retain any of such benefits as an incentive under the fuel adjustment incentive mechanism. This difference in the treatment of location-based capacity requirements as to NYPA assumes and is conditioned on NYPA maintaining for its PASNY No. 4 and EDDS loads installed in-City capacity at least equal to the lesser of the locational requirement applicable to NYPA or the current level of 822 MW, such amount to be increased to account for any increase in the capacity of the Poletti unit or any termination of Con Edison's purchase of Poletti capacity.

      (iii) Application of Transportation/Delivery Charge

             The transportation/delivery charge component of Con Edison's retail access tariff, which will be a wires charge applicable to other retail access customers served by Con Edison, will not apply to service under the PASNY No. 4 tariff to the extent of the PASNY No.
            4 load stated in Appendix E for such year. Nor will the transportation/delivery charge be applicable to service under the EDDS tariff to the extent of EDDS load stated in NYPA's 1996 Resource Plan (exhibit F, column 6) for such year. If the actual weather-normalized load under either tariff exceeds Appendix E (for PASNY No. 4 loads) or the 1996 Resource Plan (for EDDS loads), the charge will apply to such excess. Customers served under PASNY No. 4 as of October 1, 1996 are not expected to be subject to charges for stranded generation capacity costs irrespective of the Con Edison tariff under which they receive service. For purposes of the preceding sentence, when a customer served under PASNY No. 4 as of October 1, 1996 adds additional accounts to that tariff (other than non-government-use accounts and accounts transferred to the PASNY No. 4 tariff from the PSC No. 9 tariff, EDDS tariff or retail access tariff), the additional account will be considered part of the customer's load served as of October 1, 1996. The transportation/delivery charge will be applicable to EDDS customers served under any other retail access tariff. Subject to Con Edison's recovery of stranded costs as per Section II.13-15 of the settlement agreement, the application of any transportation/delivery charge to PASNY's customers and to PASNY for the period beginning after RY5 will be determined by the Commission upon request of any party.
            Nothing in this subparagraph affects any rights of any party respecting eligibility for NYPA service.

      (iv) Con Edison agrees not to challenge, either before NYPA or in the courts, the allocation of economic development power recommended by the New York State Economic Development Power Allocation Board dated December 17, 1996 (agenda item No. 2) or future extensions of such allocation, including novations.


32.   Fuel Adjustment Clause

      The incentive electric fuel adjustment prescribed by the Case 94-E-0334 settlement agreement will continue to operate in RY1 through RY5, except as limited below in paragraph vi:

      (i) the 30-70 Company-customer sharing ratio for variations from targets will be retained.

      (ii) the Company's overall cap (i.e., the maximum reward or penalty in any rate year, including the effect of IP2 generation and its replacement) will continue to be $35.0 million. The Indian Point 2 sub-cap (i.e., the maximum reward or penalty in any rate year for the target for the IP2 capacity factor and its replacement generation) will continue to be $10 million.

       (iii)for each rate year through RY5, the capacity factor for IP2 will continue to be set at an annual period level of 73.5 percent. The setting of an annual equivalent capacity factor between refuelings will be in accordance with the Case 94-E-0334 settlement agreement,
            p. 25. By April 1, 1997, the Company will provide to Staff a forecast of the IP2 outage schedule through RY5.

       (iv) the fuel targets for RY1 will be based on the PROMOD data base set forth in Appendix F. The parties will continue to cooperate in exploring alternate methods for establishing performance-based incentives, including market-price-based indexing when a visible energy market is sufficiently developed.

       (v) the monthly fuel targets will continue to be calculated using the monthly adjustments set forth in Appendix F.

       (vi) the monthly fuel adjustment will be credited with the actual reliability-related and other unavoidable energy costs to be recovered from retail access customers through the transportation/delivery service charges as provided in Sections III.8.(i) and III.11.(i). In addition, the following cost factors will be fixed in base rates at their actual annualized 1996 cost levels and will be eliminated from the calculation of the fuel adjustment and the reward/penalty provisions:

            -       oil storage and handling charges
            - fixed gas transportation charges (i.e., local transportation facilities use charges)

            Furthermore, commencing April 1, 1997 (or the date of the tariffs filed to implement RY1 in compliance with this settlement agreement following Commission approval, if later), the Company will allocate to base rates the costs, fixed as of the date of this agreement, of diversity power (capacity and transmission fixed charges) from Hydro-Quebec purchased through NYPA, and of the capacity purchased from NYPA's Indian Point 3 and Poletti stations, and the costs of the 2.6 cents/kWh fixed "adder" applicable to 6,600 GWH pursuant to the energy purchase agreement with Sithe Energies, Inc. In addition, the Company will recover through the fuel adjustment clause (not subject to the reward/penalty provisions) payments for energy to Sithe (excluding the 2.6 cents/kWh adder) that would be due absent the discount to the buy-back tariff rate specified by contract beginning in the sixth year of the contract term (i.e., payments at the full buy-back tariff rate). The parties will consider continuing such recovery after RY5. The base cost of fuel will be established at 2.2 cents/kilowatthour.

      (vii) the incentive applicable to contract renegotiations with NUGs (including terminations, buyouts or buydowns) set forth in Sections II.13(iv) will be implemented in a manner to carry out its incentive objective irrespective of any monthly adjustments for such NUGs under the preceding paragraph (v). E.g., if the Company successfully negotiates improved contract terms with a NUG which lower the Company's energy costs, the incentive set forth in Section II.13
            (iv) would be implemented by permitting the Company to collect, in addition to actual energy costs, thirty percent of the energy cost reductions through the fuel adjustment clause (not subject to the reward/penalty provision) for a period of eighteen months.

      (viii)when the ISO assumes control of energy dispatch in the state, the parties will cooperate in revising the framework of the fuel adjustment and its incentive mechanism as may be necessary to reflect the spot market purchase price and other applicable costs resulting from the establishment of the ISO (e.g., transmission-related costs). Con Edison will submit a proposed revised framework within 180 days after the point at which the ISO assumes control of energy dispatch in the state.

        (ix) Nothing in this settlement agreement is intended to affect the process or the mechanism for determining the SC No. 11 Buy-Back rates (energy and capacity) for RY1 and beyond.

       (x) The Company will amortize over RY1 the deferred fuel and purchased power costs resulting from the transfers to base rates specified in paragraph (vi) above. At the end of RY1, the Company will reconcile the actual costs and the amounts collected, with appropriate credits or charges for overcollections or undercollections at the time of this reconciliation.



33.   Customer Service and Electric Service Reliability Incentives


To address the importance of a satisfactory level of service to its customers over the term of this agreement, a customer service and electric service reliability incentive program will be implemented. This mechanism is set forth in Appendix G herein.

III.  RETAIL ACCESS PROGRAM

Objectives and Phase-in Target Dates


1. A capacity and energy retail access program for up to 500 MW will begin no later than twelve months following Commission approval of this settlement agreement.
       (i) Con Edison will make best efforts to initiate a retail access program for 10 to 15 large TOU customers within six months following Commission approval of this settlement agreement, (i.e., by October 1, 1997, assuming approval is obtained on or before April 1, 1997), and to implement the program set forth below within twelve months following Commission approval of this settlement agreement.

        (ii) A total of up to 300 MW will be made available to up to approximately 100 customers who have real time metering (i. e., large TOU customers), including the customers already in the program.

        (iii)A total of up to 200 MW will be made available to up to approximately 160 groups of non-TOU customers from all service classifications, totaling about 60,000 customers subject to aggregation rules, to test the use of load shapes instead of real time metering. A group is a number of customers in a single service classification with homogenous load characteristics served by a single LSE. Low income aggregation in multi-family buildings (five or more units) in low-income neighborhoods and low-income small home residential aggregation will be targeted.

        (iv) The number of non-TOU customers in each service classification will be set to bring the minimum group size to approximately 1 MW.

        (v) Hourly energy usage for customers in the aggregated groups will be derived from the monthly energy usage through the use of customer load shapes to be determined by Con Edison from its load research data subject to Staff review.

             The parties recognize that this schedule is contingent on timely approval of this settlement agreement and on the timely establishment of the aggregation, eligibility and other rules applicable to retail access. The parties will fully cooperate in this development. Within 90 days of approval of this settlement agreement, the Company will file with Staff a plan outlining the manner in which the Company will carry out this initial phase (first twelve months) of the retail access plan. The Company will collaborate with Staff and other parties prior to filing the plan and develop procedures for periodic evaluation. Otherwise eligible utilities may participate along with other LSEs in the retail access program except that, if Con Edison or its affiliates are restricted from participating in retail access programs being conducted by utilities, participation by such other utilities in Con Edison's programs will be similarly restricted.


2. The retail access program will be expanded by 500 MW beginning with the later of the establishment of a fully operational ISO or April 1, 1999. The ISO will be "fully operational" when energy is being provided via a competitive wholesale market facilitated by the ISO and capacity is being provided pursuant to a statewide (i.e., including Con Edison service area) capacity auction or capacity rules, or it has been determined that there is to be no separate statewide capacity program. Assuming resolution of administrative and operational problems that are likely to be encountered in implementing the first 500 MW of retail access, participation will be encouraged from all customer classes, subject to aggregation and eligibility requirements and other applicable rules.

3. In April 2000 and in each April thereafter, retail access will be expanded by 1000 MW or more. The Company would target the phase-in of retail access to make it available to all customers by the earlier of 24 months after a fully operational ISO is implemented, or year-end 2002.

4. The parties recognize that even with widespread discussion of retail access, there has been little actual experience with retail access to date, particularly on a large scale, and that industry experience to date indicates that approximately one-half the customers eligible for similar programs would choose
to participate in such programs in the initial period that retail access is made available. The parties also recognize the need for customer input and a gradual and orderly phase-in of retail access to allow for the proper resolution of unexpected, but inevitable, operational difficulties and customer-related issues. Accordingly, the parties acknowledge that the retail access objectives and phase-in dates specified herein are targets and that flexibility to change the program schedule indicated herein as issues and obstacles are addressed more slowly (or more rapidly) than anticipated is essential. The schedule, therefore, will (with appropriate Commission oversight) be subject to adjustment (e.g., via queuing, phasing, or similar procedures) to address these developments.

5. The parties also acknowledge that the transition to a competitive market, which is desirable, needs to address the Company's statutory service obligation. Specifically, the parties acknowledge the Company's concern that it may be acting in a manner inconsistent with its statutory duty to serve if it were to make irrevocable commitments toward a competitive capacity market, such as divesting generation or shutting down generating stations, without recognizing that Con Edison's ability to carry out its service obligation reliably may be threatened by such commitments. Con Edison will not be required to make irrevocable commitments that are inconsistent with its obligations at the time.

Retail Access Prior to A Fully Operational ISO

It is the intent of the parties that the rates charged to LSEs for energy and/or capacity and the rates charged to retail access customers for transportation/delivery service would not result in subsidization of such LSEs and retail access customers by the Company or its full service customers and that stranded costs resulting from retail access be allocated consistent with this no-subsidy principle. Subject to this principle, the method of determining the capacity charges to LSEs and the related Generation Capacity Adjustments set forth below will be re-evaluated prior to the second year of the retail access program.

6. Energy: LSEs, including Con Edison's ESCO, providing service to retail access customers will have the option of purchasing energy directly from suppliers through bilateral arrangements (subject to operational requirements), or from Con Edison at FERC-filed energy tariff rates. These rates, expressed on a cents/kWh basis, will be equivalent to the unbundled energy costs in the corresponding PSC No. 9 tariff, including any fuel adjustment thereto, less the reliability-related and other unavoidable energy costs. As to bilateral arrangements:

   - Deliveries will be scheduled through the NYPP and/or Con Edison and must be curtailable for reasons such as in-City generation requirements for the purpose of reliability.
   - LSEs will be required to provide to Con Edison with any necessary data needed to evaluate this program.
   - LSEs will be responsible for delivery to Con Edison's franchise area border.
   - LSEs will be responsible for delivery of sufficient energy to cover all losses in delivery to customers' premises, with such loss factors reflected in applicable tariffs.
   - Con Edison will verify LSEs' deliveries and will provide balancing services for LSEs at a charge to be filed with FERC.

   - LSEs serving in-City load should have no greater rights (or access) to the available transmission capacity for energy imports into NYC than their pro-rata share of such available capacity if the location based marginal cost transmission congestion contract approach proposed by NYPP is not approved by FERC in time for its implementation herein.

7. Capacity: LSEs, including Con Edison's ESCO, providing service to retail access customers, will have the option of purchasing capacity from Con Edison at FERC-filed capacity tariff rates, expressed on a $/kW-year basis. Such tariff rates will not, at least for RY1, exceed the PSC No. 9 generation component charge and will be established annually based on an auction to be conducted by the Company for the sale of installed capacity in excess of capacity required for its full service customers. LSEs will also be able to provide capacity from any other available source subject to the following:

 - LSEs will be required to contract for capacity equal to 118 percent of the coincident peak load to be supplied.
 - For in-City load, LSEs will be required to contract for capacity from in-City sources equal to 80 percent of the peak load to be supplied.
 - Capacity obtained from sources other than Con Edison will be subject to the same reliability requirements to which Con Edison's resources are subject, such as NYPP rules for capacity reliability/availability, including installed capacity criteria, and disqualification of capacity obtained from generators that have committed the same capacity to another entity.

8. Delivery Service: The transportation/delivery service rate for all retail access customers will be equal to the full service rate in the applicable PSC No. 9 tariff (e.g., large commercial retail access customers will be subject to the rates and charges in the PSC No. 9 tariff rate for large commercial customers), subject to the adjustments to the energy and generation capacity components of the full service rate described below. The transmission and distribution component and customer charge component of the PSC No. 9 rate will not be impacted.

(i) Energy Adjustment: The applicable PSC No. 9 energy component charge (on a cents/kWh basis, after adjustment to reflect total actual energy costs) will be credited on a monthly basis for all retail access customers by an amount equal to the lesser of the SC No. 11 Buy-Back energy rate and such applicable PSC No. 9 energy component charge. The remaining portion of the energy component charge included in the transportation/ delivery service rate (e.g., reliability-related and
                                             ----
      other unavoidable energy costs) would be subject to adjustment for actual costs as required. To the extent the energy tariff approved by FERC provides for the recovery of less than the full energy costs incurred by the Company other than the reliability-related and other unavoidable energy costs recovered by the Company through the transportation/delivery service charge, such shortfall shall be recovered from all retail access customers through the transportation/delivery service rate.

(ii) Generation Capacity Adjustment: The applicable PSC No. 9 generation capacity component charge (on a $/kW year basis) will be credited on an annual basis for all retail access customers by an amount equal to the ratio of: (1) the actual revenues to be received by Con Edison in such year from sales of capacity made available at auction, if any, including capacity sales to LSEs serving Con Edison delivery customers, plus estimated identifiable capacity-related savings, if any, resulting to the Company directly from the purchase of capacity by LSEs from third parties (excluding savings associated with contract terminations and reductions in capacity purchases from Hydro Quebec and I.P.3/Polletti), divided by (2) the total amount of capacity made available for sale at auction to LSEs; provided, however, that the total credit cannot exceed the then-current-applicable PSC No. 9 generation capacity component charge. To the extent the capacity tariff rate approved by FERC is less than the filed tariff rate, any resulting revenue shortfalls shall be recovered from all retail access customers through the transportation/delivery service rate.


Retail Access After A Fully Operational ISO


       9. Energy: Same options and requirements as prior to a fully operational ISO (as described above, paragraph 6), except that:

   - LSEs will also have the option of purchasing energy directly through a Power Exchange.
   -     ISO  will  schedule  energy  deliveries   obtained  through  bilateral
         arrangements.
   -     ISO will provide for any in-City requirements for energy.
   - ISO will provide verification of LSEs' deliveries and balancing services.

10.   Capacity:   Same   options  and   requirements   as  prior  to  a  fully
operational   ISO  (as  described   above,   paragraph  7),  except  that  ISO
reliability rules will govern.

11.   Delivery   Service:    Same   starting   point   for   determining   the
transportation/delivery service rate as prior to a fully operational ISO (as described above, paragraph 8), except that:

         (i)The Company would bid its energy into the ISO/Power Exchange ("PE") (at a price which would be expected to reflect the avoidable (i.e., marginal and other "running") energy costs, at a minimum (or at a higher price, up to the expected market clearing price for energy, consistent with the market structure that develops). Under the Energy Adjustment, the applicable PSC No. 9 energy component charge (after adjustment to reflect total actual energy costs) would be credited for all retail access customers by an amount equal to the lesser of the market value of energy and such applicable PSC No. 9 energy component charge. Any remaining portion of the energy component charge included in the transportation/delivery service rate (i.e., unavoidable energy costs not reflected in the market value of energy) would be subject to adjustment for actual costs as required.

         (ii) To the extent practical and prudent, the Company would bid all of its capacity into the ISO/PE at a price which would be expected to reflect the "to go" (or avoidable) costs (or at a higher price, provided that such price does not exceed total embedded costs, including unrecovered energy costs, until market power concerns have been addressed). Under the Generation Capacity Adjustment, the applicable PSC No. 9 generation capacity component charge would be credited for all retail access customers by the lesser of the market value of capacity and such applicable PSC No. 9 generation capacity component charge.

         (iii) To the extent that the in-City and Westchester market value for capacity varies, the Company will consider reflecting such variation in its respective charges to in-City and Westchester customers.




Disposition of Petitions

      In light of the retail access plan set forth herein, the retail access pilot petitions referred to this proceeding in the Commission's Order Concerning Retail Access Proposals in Case 94-E-0385 (issued February 25, 1997) are incorporated solely to the extent consistent with this settlement agreement and denied in all other respects. The petitioners will not be foreclosed from participating in the retail access program set forth herein for which they are otherwise eligible.

IV.   DIVESTITURE

      Consistent with the objective of developing a fully competitive electric market, the Company commits to divest at least 50 percent of its in-City electric generating fossil-fueled MW capacity (i.e., the in-city fossil plants, either in service or on reserve shutdown owned by Con Edison as of the date of this settlement agreement, net of re-ratings or retirements that occur after the date of this settlement agreement) by year-end 2002. The Company will develop a plan with the objective of divesting and transferring all plants, with the exception of Indian Point No. 2 and its associated gas turbines, to unregulated entities, including third parties and affiliates. This plan will be designed with the objective of developing a fully competitive electric market and maximizing the sales proceeds of divestiture.

      1.    Requirements for Divestiture


      The parties agree that the divestiture program outlined herein will be a major step toward the development of a competitive, deregulated electricity market. The Company will, therefore, implement its divestiture commitment. The only exceptions would be (i) if the Commission found that the level of divestiture should be delayed or reduced (for example, to address factors such as the need to maximize the sales price or avoid a "fire sale" of assets, to address unforeseen legislative, regulatory, economic, business or other developments, or a force majeure, or to address the electric system integrity) or (ii) pending issuance of a finding by the Commission, upon petition by the Company to which parties will be offered opportunity to comment, that such divestiture commitment by the Company is consistent with the Company's then-existing obligation to serve the load related to customers whose loads (and associated locational and reserve margin requirements) exceed the Company's remaining generation and that the extent of the Commission's then-existing regulation of electricity prices is not inconsistent with the objective of maximizing the sales price of assets to be divested.

      2.     Divestiture Parameters and Methodology


      The divestiture of plants to third parties and the transfer of plants to the Company's unregulated subsidiary will be carried out through a process that will result in fair and reasonable treatment of all parties, including Company investors and customers. This process will be fully developed in the divestiture plan.

       Per Section II.13.vi, after tax gains or losses will reflect the netting out of divestiture costs, i.e., the costs of developing and implementing the plan, including the incremental financial, environmental, transaction and employee costs associated with the plan, and the divestiture carried out to implement the plan, and any tax implications thereof. Employee costs will cover divestiture-related costs, if any, associated with plant and direct-support employees. The use of cash proceeds from the sale of any plants will be at the discretion of the Company subject to the provisions of Section V.8 (iii) of this settlement agreement. Any after-tax gains or losses made on the transfer or sale of divested assets will be reflected in the determination of stranded costs to be collected after RY5 as prescribed in Section II.13-15 of this settlement agreement.

       The divestiture plan will identify the units to be divested consistent with the objective of developing a competitive electric market in the service area without the need for continuing regulation. This includes the objective of addressing market power issues in the in-city area including the "sub-load pockets." Resolution of market power issues will not include mitigation measures such as price controls, revenue caps or other means which could limit the revenues of the future owner of the generating unit. Con Edison's affiliates, consistent with the objective of achieving workable competition, will be included among the transferees in the Company's divestiture plan, and, at a minimum, Con Edison's affiliate's ownership of generation within the in-City load pocket would not be required to be at a level below the amount that may be owned by any other single seller into the market.


      3.    Divestiture Plan Procedures

        The Company will submit its divestiture plan to the Commission within one year of the Commission order approving this settlement agreement. The Company will keep Staff and the parties informed about the development of the plan and submit to Staff for its comment a draft scope of work for the plan and the Company will brief Staff on the progress of the plan during its development.
These steps are intended to be informal and informational with minimum intrusion on the plan's development. No rights of formal discovery or similar procedural requirements are intended to be provided although the Company will cooperate with reasonable inquiries during the plan's development and participate in collaborative efforts requested by Staff. The Company will submit the plan to the Commission following its completion. If the Company requests an exception from its divestiture commitment, the Commission will rule on the request expeditiously. If the Commission otherwise comments on the plan or recommends that to address market power or other concerns the plan should be modified, the Commission will either initiate a proceeding to consider such comments or recommendations or request Con Edison to respond to such comments or recommendations. Thereafter, the Commission will approve the plan or modify it in a manner consistent with the terms and conditions prescribed by this Section
IV. The Company will not challenge the Commission's authority to implement this subparagraph. Nothing in this subparagraph precludes the Company from petitioning the Commission separately at any time for authorization to transfer generation or other plant pursuant to Section 70 of the Public Service Law.


      4.    Post-Rate Plan Period


      Any residual unrecovered costs for fossil generation will be recovered through charges established as prescribed in Section II.15 of this settlement agreement.

V.    CORPORATE STRUCTURE

1.    Formation of Holding Company


      (i) The Company is permitted to reorganize into a holding company form through the mechanism of a binding share exchange, after which Con Edison (referred to in this Section as "the RegCo")
            will be a subsidiary of the Holding Company ("the HoldCo").*   In
            addition to Commission and shareholder approval, the approval of the Federal Energy Regulatory Commission ("FERC") and the consent of the Nuclear Regulatory Commission ("NRC") will be required to form the holding company structure.

      (ii) Upon the formation of the HoldCo, Con Edison's existing unregulated subsidiaries, Promark Energy, Inc. (established pursuant to the Commission's order dated May 13, 1993 in Case 92-G-0841, as amended by order dated January 7, 1994 in Case 92-G-0841, order dated October 12, 1994 in Case 93-G-0996, and order dated November 16, 1994 in Case 94-G-0294) (the "ESCO"), and Gramercy Development, Inc., (established pursuant to the Commission's order dated July


* In the other Sections of this settlement agreement, "Con Edison" and "the Company" refer to the corporation existing as of the date of the settlement agreement and, where the settlement agreement applies to periods after formation of Holdco, to the RegCo.

            12, 1996 in Case 95-M-0418), will
            be transferred to and become direct or indirect subsidiaries of the HoldCo.

      (iii) The HoldCo may form other subsidiaries from time to time, including an Energy Supply Company. To the extent that the RegCo's existing fossil-fueled generating stations are retained within the holding company structure, they will be transferred during the transition period from the RegCo to the Energy Supply Company in accordance with the RegCo's divestiture plan, where they will compete in the unregulated generation market. NUG contracts that are not securitized would remain with the RegCo.

      (iv) An initial organization chart is attached as Appendix H. The subsidiaries other than the RegCo are referred to collectively as "the unregulated subsidiaries" or "unregulated affiliates."

2.    Functional Unbundling

      (i) Within the RegCo, the operations of its generating system, including fuel and power purchases, will be functionally unbundled from its transmission and distribution systems in a "business unit" structure.

      (ii) Common services (including administrative, accounting, legal, purchasing, etc.) will continue to be provided within the RegCo to all of the RegCo business units.

      (iii) The business unit structure contemplates realignment of existing organizations along functional lines. The latest step in the realignment was effective on December 1, 1996. The wholesale electricity purchasing function for franchise area customers was aligned with the purchase of fuel for fossil generation within the generation organization. The transmission pricing and planning functions were aligned within the transmission organization, increasing the separation of the generation and transmission functions. Future changes include realignment of the transmission organization with the distribution organization within the RegCo. Also the maintenance and construction organization will be realigned to provide functional separation between transmission and generation.


3.    The RegCo

      (i) At the inception of the holding company structure, the RegCo will continue to own all generation, transmission, electric and gas distribution and steam systems.

      (ii) To the extent the RegCo continues to own generation assets or NUG contracts, it would be permitted to make wholesale electric energy sales outside its service territory, retail and wholesale electric energy sales within its service territory, and retail electric energy sales outside its service territory until the RegCo has an unregulated affiliate with all necessary approvals to make retail sales outside the

            RegCo's service territory.  The
            RegCo will be permitted to provide service for the remaining terms of any contracts for retail sales outside the service territory in effect on the date the RegCo's authority to make additional sales otherwise terminates or assign its rights and obligations, under one or more of such contracts to its affiliates if permitted by the contract(s).

      (iii) The RegCo may also continue to provide certain services, i.e., advisory services and maintenance and repair shop services provided by the Van Nest maintenance facility (until transferred to an unregulated subsidiary), both within and outside the service territory. After RY5, Van Nest, if still owned by RegCo, may not provide any service that the RegCo will stop providing pursuant to
            Section V.3(iv).

      (iv) Through RY5, to the extent that the RegCo continues to have sales customers, the RegCo would be permitted to provide the full range of energy products and services to those sales customers, including "behind the meter" products and services, except for any behind the meter service that the Commission determines generically that the utilities should not provide, in which case the RegCo would terminate any such existing service(s) by the later of the date provided in the generic order or three (3) years from the effective date of the order approving this settlement. RegCo may, however, elect to provide only basic commodity service and advise customers to seek energy-related services from competitive energy service companies that offer such products and services. After RY5, the RegCo will, unless otherwise authorized by the Commission, not provide any separately offered and separately priced behind-the-meter gas or electric services that are available from unregulated providers, except: (a) those services that were part of its historical bundled service and (b) those reasonably necessary to provide transmission and distribution service (e.g., services necessary
                                                   ----
            to ensure the safety and adequacy of service; incidental environmental work).

4.    Affiliate Relations - In General

      (i) The RegCo and the HoldCo's other subsidiaries will be operated as separate entities. No unregulated affiliate will be located in the same building as the RegCo beyond 180 days after its formation. The RegCo and the HoldCo may occupy the same building.

      (ii) Any transfer of assets or the provision of goods or services, other than tariffed services and corporate services (such as corporate governance, administrative, legal and accounting services), by the RegCo to an unregulated subsidiary or an unregulated subsidiary to the RegCo, will be pursuant to written contracts that will be filed with the PSC.

      (iii) Cost allocation guidelines are attached as Appendix I. These guidelines will be amended and/or supplemented, if necessary, to reflect affiliate transactions not contemplated by the initial guidelines set forth in Appendix I. The Company will file with the Director of the Office of Accounting and Finance of the Department of Public Service all amendments and supplements to the guidelines thirty days prior to making such change(s).

5.    Transfer of Assets

      (i) Transfers of assets from the RegCo to an affiliate or from an affiliate to the RegCo will not require prior Commission approval except for the transfer of generating stations and other assets from the RegCo whose transfer requires Commission approval under PSL Sec. 70.

      (ii) For all assets other than generating stations (whose value will be determined in the section 70 proceeding), transfers of assets from the RegCo to an affiliate shall be at the higher of net book value or fair market value and transfers of assets from an affiliate to the RegCo shall be on a basis not to exceed fair market value except that the RegCo may, as part of its reorganization, transfer to the HoldCo (at no charge) title to office furniture, equipment and other assets having an aggregate net book value not to exceed $5 million.

      (iii) Fair market value shall be determined in accordance with the cost allocation guidelines (Appendix I). For example, the RegCo may transfer to an affiliate any computer software system that the RegCo is authorized to transfer, without data, at a price at which the RegCo would sell such software to an unaffiliated third party.

      (iv) In general, the transfer of generating assets will be consistent with the divestiture plan.


6.    Personnel

      (i) The RegCo and the unregulated subsidiaries will have separate operating employees.

      (ii) Non-administrative operating officers of the RegCo will not be operating officers of any of the unregulated subsidiaries.

      (iii) Officers of the HoldCo may be officers of the RegCo.

      (iv) Employees may be transferred between the RegCo and an unregulated subsidiary upon mutual agreement. Transferred employees may not be reemployed by the RegCo for a minimum of one year from the transfer date. Employees returning to the RegCo may not be transferred to an unregulated subsidiary for a minimum of 18 months from the date of return.

      (v) For employees transferred from the RegCo to an unregulated subsidiary, the unregulated subsidiary shall compensate the RegCo with an amount equal to 25 percent of the employee's prior year's annual salary on a one-time basis, except that there shall be no compensation (i) for employees transferred to an unregulated subsidiary not later than six months from the date the HoldCo becomes the parent of the RegCo or the unregulated subsidiary to which the employee is transferred is formed, whichever is later;
            (ii) for the transfer of employees covered by a collective bargaining agreement; or (iii) where the employee's transfer is attributable to the transfer or reduction of a RegCo function or major asset (e.g., a generating station).
                         ---

      (vi) The foregoing provisions in no way restrict any affiliate from loaning employees to RegCo to respond to an emergency that threatens the safety or reliability of service to consumers.

      (vii) The compensation of RegCo employees may not be tied to the performance of any of the unregulated subsidiaries, provided, however, that stock of the HoldCo may be used as an element of compensation and the compensation of common officers of the HoldCo and RegCo may be based upon the operations of the HoldCo and RegCo.

      (viii) The employees of HoldCo, RegCo and the unregulated subsidiaries may participate in common pension and benefit plans.


       7.   Provision of Services and Goods

      (i) The RegCo may provide corporate services (such as corporate governance, administrative, legal and accounting) for the HoldCo and the HoldCo's unregulated subsidiaries may purchase such services from the RegCo. The services would be provided on a fully-loaded cost basis.

      (ii) The RegCo may provide other services to an unregulated affiliate, except that the RegCo may not use any of its marketing or sales employees to provide services to an unregulated affiliate for business within the RegCo's service territory. The unregulated affiliate shall compensate the RegCo for the services of employees performing such services at the higher of the employees' fully-loaded cost plus 10 percent or the price that the RegCo charged a third party for such employees' services.

      (iii) The unregulated affiliates may provide services to the HoldCo and the RegCo. Any management, construction, engineering or similar contract between the RegCo and an affiliate and any contract for the purchase by the RegCo from an affiliate of electric energy or gas shall be governed by PSL ss.110, subject to any applicable FERC requirements. All other goods and services will be provided to the
            RegCo at a price that shall not be greater than fair market value, determined in accordance with the cost allocation guidelines (Appendix I).

      (iv) The RegCo, the HoldCo, and the unregulated affiliates may be covered by common property/casualty and other business insurance policies. The costs of such policies shall be allocated among the RegCo, the HoldCo and the unregulated affiliates in an equitable manner.


8.    Maintaining Financial Integrity

      (i) The debt of RegCo would be raised directly by the RegCo and would not be derived from the HoldCo.

      (ii)  Without the prior  permission of the Commission,  the RegCo will not
            (i) make loans to the HoldCo or any of the unregulated subsidiaries,
            (ii) guarantee the obligations of either the HoldCo or any of the unregulated subsidiaries; (iii) pledge its assets as security for the indebtedness of the HoldCo or any affiliate.

      (iii) The RegCo will not pay out more than 100% of income available for dividends calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" for the purposes of this provision will be non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The foregoing restriction will also not apply to dividends necessary to transfer to the HoldCo revenues from major transactions, such as asset sales, divestiture or securitization or to dividends reducing the RegCo's equity capital ratio to a level appropriate to the RegCo's business risk. Senior management personnel of the RegCo will discuss with senior Commission Staff personnel, on a confidential basis, the possibility of the payment of a dividend that would exceed the foregoing restriction at least 10 business days before declaration of such dividend.

      (iv) The RegCo will be required to certify annually to the Commission that the RegCo has retained or otherwise has access to sufficient capital to maintain and upgrade its plant, works and system in order to continue the provision of safe and reliable service.

      (v) Senior management personnel of the RegCo and the HoldCo will meet annually with senior Commission Staff personnel to discuss, on a confidential basis, the RegCo's and the HoldCo's activities, including plans related to capital attraction and financial performance.

9.    Standards of Competitive Conduct


      The following standards of competitive conduct shall govern the RegCo's relationship with any energy supply and energy service affiliates:


      (i) There are no restrictions on affiliates using the same name, trade names, trademarks, service name, service mark or a derivative of a name, of the HoldCo or the RegCo, or in identifying itself as being affiliated with the HoldCo or the RegCo. However, the RegCo will not provide sales leads for customers in its service territory to any affiliate, including the ESCO, and will refrain from giving any appearance that the RegCo speaks on behalf of an affiliate or that an affiliate speaks on behalf of the RegCo. If a customer requests information about securing any service or product offered within the service territory by an affiliate, the RegCo may provide a list of all companies known to RegCo operating in the service territory who provide the service or product, which may include an affiliate, but the RegCo will not promote its affiliate.

      (ii) The RegCo will not represent to any customer, supplier, or third party that an advantage may accrue to such customer, supplier, or third party in the use of the RegCo's services as a result of that customer, supplier or third party dealing with any affiliate. This standard does not prohibit two or more of the unregulated subsidiaries from lawfully packaging their services.

      (iii) All similarly situated customers, including energy services companies and customers of energy service companies, whether affiliated or unaffiliated, will pay the same rates for the RegCo's utility services and the RegCo shall apply any tariff provision in the same manner if there is discretion in the application of the provision.

      (iv) Transactions subject to FERC's jurisdiction will be governed by FERC's orders or standards as applicable.

      (v) Release of proprietary customer information relating to customers within the RegCo's service territory shall be subject to prior authorization by the customer and subject to the customer's direction regarding the person(s) to whom the information may be released. If a customer authorizes the release of information to a RegCo affiliate and one or more of the affiliate's competitors, the RegCo shall make that information available to the affiliate and such competitors on an equal basis.

      (vi) The RegCo will not disclose to its affiliate any customer or marketer information relative to its service territory that it receives from a marketer, customer or potential customer, which is not available from sources other than the RegCo, unless it discloses such information to its affiliate's competitors contemporaneously on an equal basis to the extent practicable.

      (vii) If any competitor or customer of the RegCo believes that the RegCo has violated the standards of conduct established in this section of the agreement, such competitor or customer may file a complaint in writing with the RegCo. The RegCo will respond to the complaint in writing within twenty (20) business days after receipt of the complaint. Within fifteen (15) business days after the filing of such response, the RegCo and the complaining party will meet in an attempt to resolve the matter informally. If the RegCo and the complaining party are not able to resolve the matter informally, the matter will be referred promptly to the Commission for disposition.

      (viii)The Commission may impose on the RegCo remedial action (including redress or penalties, as applicable) for the RegCo's violations of the standards of competitive conduct. If the Commission finds that the RegCo has engaged in a consistent pattern of material violations of the standards of competitive conduct during the course of this Agreement, it shall provide the RegCo notice of a reasonable opportunity to remedy such conduct. If the RegCo fails to remedy such conduct within a reasonable period after receiving such notice, the Commission may take remedial action with respect to the HoldCo to prevent the RegCo from further violating the standard(s) at issue. Such remedial action may include directing the HoldCo to divest the unregulated subsidiary, or some portion of the assets of the unregulated subsidiary, that is the subject of the RegCo's consistent pattern of material violations but exclude directing the HoldCo to divest the RegCo or imposing a service territory restriction on the unregulated subsidiary. If the HoldCo is directed to divest an unregulated subsidiary, it may not thereafter, without prior Commission approval, use a new or existing subsidiary of the HoldCo to conduct within its service territory the same business activities as the divested subsidiary (e.g., energy services). The RegCo and the Holdco may exercise any or all of their administrative and judicial rights to seek a reversal or modification of remedial actions ordered by the Commission and may seek to obtain any and all legal and/or equitable relief from such remedial actions, including but not limited to injunctive relief. Con Edison will not challenge the Commission's authority to implement this subparagraph.

10.   Access to Books and Records and Reports

      (i) Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privilege concerns, to the books and records of the HoldCo and the HoldCo's majority-owned subsidiaries.

            Staff will have access, on reasonable notice and subject to appropriate resolution of confidentiality and privilege concerns, to the books and records of all other HoldCo subsidiaries to the extent necessary to audit and monitor any transactions which have occurred between the RegCo and such subsidiaries, to the extent the HoldCo has access to such books and records.

      (ii) The RegCo will supplement the information that the Commission's regulations require it to report annually with the following information: Transfers of assets to and from an affiliate, cost allocations relative to affiliate transactions, identification of RegCo employees transferred to an affiliate, and a listing of affiliate employees participating in common benefit plans.

      (iii) The HoldCo will provide a list on a quarterly basis to the Commission of all filings made with the Securities and Exchange Commission by the HoldCo and any subsidiary of the HoldCo, including the RegCo.

      (iv) A senior officer of the HoldCo and the RegCo will each designate a company employee, as well as an alternate to act in the absence of such designee, to act as liaison between the HoldCo, the RegCo and Staff ("Company Liaisons"). The Company Liaisons will be responsible for ensuring adherence to the established procedures and production of information for Staff, and will be authorized to provide Staff access to any requested information to be provided in accordance with this Agreement.

      (v) Access to books and records shall be subject to claims of privilege and confidentiality concerns as set forth in Appendix J hereto.

11.   Independent Auditor

      (i) The Commission may, during the term of this agreement, require that an independent auditor review the compliance of the HoldCo, the RegCo and the unregulated subsidiaries with the terms of this agreement. The identity of the independent auditor will be determined by the Commission. The cost of such audit and review shall be reasonable under the circumstances and shall be recorded by RegCo as a deferred debit and be recoverable from ratepayers.

12.  Royalty

      (i) The rate plan covers all royalties that otherwise would be credited to RegCo's customers, at any time, including after the expiration of the agreement.

13.   Miscellaneous

      (i) If Con Edison has not received shareholder or other regulatory approvals necessary to form HoldCo prior to issuance of the order approving the settlement, Con Edison is permitted to use up to 5% of its consolidated capital to fund unregulated subsidiaries that currently exist or that it may form and the relationships among and restrictions on affiliates shall be governed by this settlement agreement. Accordingly, upon the date of the Commission's order approving this settlement, the existing limitations on the services that ProMark may provide are eliminated. ProMark, which will likely become the ESCO, will be permitted to offer all the retail and wholesale energy services and related services and products, both within and outside Con Edison's service territory, that other unregulated energy service companies are permitted to offer. Affiliate transactions between Con Edison and its subsidiaries, including the transfer of assets and employees and provision of goods and services, shall be governed in accordance with the terms of this agreement. Con Edison may, in its sole discretion, continue to seek the necessary approvals to reorganize into a holding company structure.

      (ii) Upon the date of the Commission's order approving this settlement agreement, Con Edison's relationships with its existing and future affiliates will be governed prospectively by this settlement agreement. Accordingly, the following Commission orders will not apply to Con Edison:

            -Order Approving  Use Of Up To $50  Million  To  Invest In
             Unregulated Subsidiaries, issued July 12, 1996, in Case No. 95-M-0418;
            -Order Approving Use Of Utility Revenue To Establish A Gas
             Marketing Subsidiary, issued May 13, 1993, and Order Denying Petition For Reconsideration, issued January 7, 1994, in Case
             No. 92-G-0841; and
           - order approving use up to an additional $26,000,000 of utility revenue to invest in Con Edison Gas Marketing, Inc., filed in 92-G-0841, issued November 16, 1994, in Case No. 94-G-0294.

            Similarly, Section 1.A.v of the June 7, 1994 Agreement and Settlement Concerning Gas Rates of Consolidated Edison of New York, Inc. in Case 93-G-0996 and Section L.7 of the October 24, 1996 Settlement Agreement in Case 96-G-0548, which address royalty and other affiliate issues, will have no prospective effect.

      (iii) The standards of conduct set forth in this Agreement will apply in lieu of any existing generic standards of conduct (e.g., the interim gas standards established in Case 93-G-0932) and in lieu of any future generic standards of conduct established by the Commission through RY5 and will continue to apply after RY5 given the Company's need for stability in rules governing the HoldCo structure. Thereafter, before the Commission makes any changes to these standards, it will consider the Company's specific circumstances, including its performance under the existing standards.


VI.   RESTRUCTURING-RELATED ACTIONS


 1. Con Edison has an issue of Cumulative Preference Stock 6% Convertible Series B. At

      December 31, 1996, 46,305 shares remained outstanding.
      Each share of stock is convertible at the option of the holder into 13 shares of common stock and is also redeemable by the Company at a redemption price of $100. Following the formation of HoldCo, all of Con Edison's common stock will be held by HoldCo. Con Edison's preferred stock will remain outstanding stock of Con Edison. To avoid having an issue of preferred stock that would be convertible into a minority common stock interest of Con Edison, Con Edison is authorized, subject to Commission approval of this settlement agreement, to call for redemption the remaining shares of the 6% Convertible Series B Cumulative Preference Stock.

 2. The transition to competition envisioned by the Commission's May 20, 1996 order and this settlement agreement could have an impact on Company employees other than as a result of divestiture measures addressed in Section IV of this settlement agreement. To address this prospect, incremental retraining costs and severance payment, outplacement and related costs, if any, incurred in the RY1 through RY5 period and not covered in Section IV will be deferred and reflected in the Statement of Case 96-E-0897 Adjustments per Section II.11 herein. The cost of any pension modification intended to promote early retirement will be amortized to pension expense over a period approximating the remaining service period for the Company's employees, and unamortized costs will be reflected in rates after RY5. The programs covered by this subparagraph will be subject to review to assure that they are related to the transition to competition and reasonable compared to the cost and scope of similar programs implemented by other companies.

      The parties recognize that the Company and Local 1-2 Utility Workers' Union of America, AFL-CIO, are subject to a collective bargaining agreement effective through June 24, 2000, which includes a provision entitled "Successor Clause and Notice," but nothing in this settlement adds to, subtracts from or otherwise modifies any rights, duties or obligations set forth in said collective bargaining agreement.

 3. Nothing in this settlement agreement is intended to preclude the Commission, at the time it exercises its authority over such actions under Sections 70 and 108 of the Public Service Law, from allocating to ratepayers appropriate savings resulting from a merger that takes place between Con Edison and another electric or gas utility or a purchase of another gas or electric utility by Con Edison or a purchase of Con Edison by any other utility.




VII.  CUSTOMER EDUCATION PROGRAM

      Con Edison will continue to develop and implement programs and materials that will aid its customers in understanding the changes in the electricity market that are coming and the nature of the services that customers can expect to receive from the Company in the future. Con Edison's overall goals in conducting these programs are to enable customers, particularly small customers, to make informed choices about utility service while understanding their rights and



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responsibilities  as a utility  customer and to get customer input into the design of the retail access program. For retail access and energy services choices in the competitive energy market, the Company's efforts would be complemented by those of the participating providers of competitive services, who can be expected to provide prospective retail access customers with information about the energy choices becoming available to consumers. The program will also attempt to reach out to customers eligible for the industrial employment growth program.

      Con Edison will seek to achieve its goals through outreach and education activities. The outreach and education program will utilize the core outreach and education tools currently in use: communication through the Customer Handbook provided to new residential customers; customer information packages; "Customer News," which is mailed four or five times each year to all three million customers; and in-person presentations to groups, including the Company's Advisory Councils, social services providers' groups, and different segments of the Company's customer base. The Company will supplement this core program with a message on the Company's voice response unit telephone service, which will be available to more than 600,000 callers who contact the Company each month.

      The Company will provide annually to Staff on June 30 of each year beginning 1998 a summary of its customer education efforts. This submission will include an assessment of the progress made by these efforts.


VIII. MISCELLANEOUS

      1.    Provisions Not Separable:  Effect of Commission Modifications


      The parties have negotiated and accepted this agreement in toto with each provision in consideration for, in support of, and dependent on the others. If the Commission does not approve this agreement in its entirety, without modification, any signatory may withdraw its acceptance of this agreement by serving written notice on the other parties, and shall be free to pursue its position in this proceeding without prejudice.

      If the Commission approves this settlement agreement or modifies it in a manner acceptable to the parties, the parties intend that this settlement thereafter be implemented in accordance with its terms. If a material modification is thereafter authorized or required by the Commission that is unacceptable to any party to this settlement agreement adversely affected by such modification, then, in addition to any other remedies a party may have, such party may withdraw from the agreement and will not be bound thereafter to its provisions.

      2.    Provisions Not Precedent


      The terms and provisions of this agreement apply solely to and are binding only in the context of the purposes and results of this agreement. None of the terms and provisions of this agreement and none of the positions taken herein by any party may be referred to, cited or relied



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upon by any other party in any
fashion as precedent in any other proceeding before this Commission or any other regulatory agency or before any court of law except in furtherance of the purposes and results of this agreement.

                              Staff of the Department
                                of Public Service

                                    Richard King

                           Consolidated Edison Company
                                of New York, Inc.

                                    John D. McMahon